UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

☑  Filed by the Registrant                        ☐  Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

STERICYCLE, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Stericycle®

2019

Proxy Statement

We protect what matters.

We protect what matters.

2019 PROXY STATEMENT

Our Company

At A Glance

Stericycle is a global business-to-business services company. We provide an array of highly specialized solutions serving healthcare organizations and commercial businesses of every size. Since our founding in 1989, we have grown from a small start-up in medical waste management into a leader across a range of increasingly complex and highly regulated arenas, such as:

• Regulated waste management and compliance solutions

• Secure information destruction

• Environmental and sustainable solutions

• Brand protection solutions

• Patient and customer communication solutions

Every organization today must comply with increasingly strict regulatory guidelines and quality controls in the delivery of their core businesses.
Large or small, businesses can’t always do it on their own. They seek out
Stericycle to help them. We have the expertise and passion to take on many complicated and often behind-the-scenes services our clients don’t always know how to do well but that ultimately make their businesses better.

OUR PURPOSE:

To help our customers fulfill their
promises by providing solutions
that protect people and brands,
promote health and safeguard
the environment.

FOUNDED IN 1989 HEADQUARTERS LAKE FOREST, IL 2017 REVENUE OF $3.6 BILLION 680+ locations IN 21 COUNTRIES MORE THAN ONE MILLION CUSTOMERS WORLDWIDE 23,200+TEAM MEMBERS

Letter from the Chairman

DEAR SHAREHOLDERS –

At the beginning of 2018, Stericycle announced a comprehensive, multi-year program to transform the Company for long-term sustainability and to drive profitable growth and long-term shareholder returns. As part of this Business Transformation, we are rationalizing our business portfolio and monetizing non-strategic assets, standardizing business processes around the globe and driving a metrics-driven culture. The backbone of this Transformation is an enterprise resource planning (ERP) platform which we expect will achieve efficiencies by reducing the number of information technology platforms, automating workflows, streamlining operations, and providing real-time, actionable data to all levels of the organization.

A similar transformation is underway regarding Stericycle’s governance. Over the past several years, the Board of Directors has been executing on a series of purposeful steps to evolve our governance, executive leadership, and financial controls. I’d like to take this opportunity to share this progress with you.

Governance Enhancements Aligned with Best Practices

The Board is focused on ensuring that we have the right skills and experience and fresh perspective on the Board to support the Company and provide effective oversight during the Business Transformation. To that end, we have added seven new Directors since the beginning of 2017.

•

With this continued refreshment and our two recently appointed directors, our Board will have an average tenure of approximately two and half years with no members (excluding the Chief Executive Officer, who has announced his retirement) having served as a director of Stericycle for more than seven years. In comparison, the average tenure for the S&P 500 and Russell 3000 is nine years.

•	I was appointed as Independent Chairman in 2018 after joining the Board in 2017, and we have refreshed the composition and leadership of all of our Board committees during this time.

•

Our skills matrix (included with the enclosed proxy statement) highlights the depth and breadth of our Board’s diverse skills, experiences and attributes, including significant experience with business transformation and financial controls.

Expanded Stericycle’s Leadership Team Breadth of Expertise

In addition to these significant changes to the Board, we have reconstituted the executive leadership team to ensure we have the right expertise and operational experience necessary to successfully drive the Company forward. Earlier this year we announced that Cindy J. Miller, who joined Stericycle as President and Chief Operating Officer in October 2018, will succeed Charlie A. Alutto as Chief Executive Officer, following Charlie’s retirement in May 2019. Cindy’s appointment as CEO was the culmination of a thoughtful executive leadership development and succession planning process designed to ensure the Company is strongly positioned to execute its Business Transformation and enhance financial and operational performance.

In addition to Cindy’s appointment as CEO, since 2017, we have appointed six new, highly-experienced executives to our senior leadership team:

•	William J. Seward as Executive Vice President and Chief Commercial Officer;

•	Richard M. Moore as Executive Vice President of North American Operations;

•	Joseph A. Reuter as Executive Vice President and Chief People Officer;

•	Michael Weisman as Executive Vice President and Chief Ethics and Compliance Officer;

•	Kurt M. Rogers as Executive Vice President and General Counsel; and

•	David W. Stahl as Executive Vice President and Chief Information Officer.

Additionally, Daniel Ginnetti, currently Executive Vice President and Chief Financial Officer, will transition to the position of Executive Vice President of International upon the appointment of a new Chief Financial Officer.

Strengthening Internal Controls

The Board, and particularly the Audit Committee, has been deeply engaged in overseeing the Company’s efforts to improve financial reporting, controls and disclosures, and we’ve made substantial progress since 2016. Moreover, following the implementation of the new ERP system (targeted to begin in the U.S. and Canada during 2020 and internationally in 2021), Stericycle expects to benefit from significantly enhanced systems and processes that will streamline and automate financial controls and reporting. Some highlights of this progress include:

•	Stericycle has upgraded and expanded corporate and business unit finance, accounting and reporting, and information technology teams, and aligned incentive plans with effective internal controls.

•

With the guidance of industry-leading experts, we’ve been working diligently to mitigate material weaknesses and have made significant progress expanding policies, standardizing control processes, segregating duties, formalizing routine financial reviews, and training team members.

•

We’ve expanded our technical accounting team and the use of specialist involvement for non-routine transactions, highly complex areas of accounting, and adoption of new accounting standards to ensure appropriate accounting.

•	We are leveraging advanced technology to monitor revenue recognition activities and implemented continuous monitoring of global financial reporting controls.

•	We’ve created a robust Disclosure Committee Process led by the General Counsel and Chief Accounting Officer.

The Board of Directors believes strongly that Stericycle is an excellent company and we are excited about its future. We enjoy a leadership position in our large and growing core markets. Our business model focused on compliance-based, recurring service needs remains sound. Our customers are loyal and respond with strong satisfaction scores. Our team members are talented industry experts who have a passion for the work they do.

While the Company’s growth has been stagnant for the past two years, we believe it is a temporary and transitional phase. Stericycle is in the process of reinventing itself and reimagining its future and the changes are apparent in almost everything we do, from servicing our customers, to leading our teams, to advancing the technology we use, and to oversight and engagement from the Board.

On behalf of the Board of Directors, thank you for your investment in Stericycle. We ask for your voting support of our recommended actions on the items described in this proxy statement and will continue to work diligently to earn and keep your trust.

Sincerely,

Robert S. Murley

Chairman

Notice of 2019 Annual Meeting of Stockholders

Wednesday, May 22, 2019

8:30 a.m. Central Daylight Time

Loews Chicago O’Hare Hotel

5300 N. River Road

Rosemont, IL 60018

DEAR STOCKHOLDER:

You are cordially invited to attend our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2019 at 8:30 a.m. Central Daylight Time at the Loews Chicago O’Hare Hotel, 5300 N. River Road, Rosemont, IL 60018.

At the Annual Meeting, you will be asked to consider and vote on the following matters:

1.	the election to the Board of Directors (the “Board”) of the ten nominees for director named in this proxy statement;

2.	an advisory vote to approve executive compensation (the “say-on-pay” vote);

3.	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019;

4.	a stockholder proposal entitled Special Shareholder Meeting Improvement, if it is properly presented at our Annual Meeting; and

5.	any other matter that properly comes before the Annual Meeting.

Only stockholders of record at the close of business on the record date of March 28, 2019 are entitled to vote at the Annual Meeting.

If you plan to attend the meeting in person, please email your request to Investor@Stericycle.com. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership. All requests for admission must be received by May 15, 2019. Admission is not transferable.

If you do not plan to attend the Annual Meeting, please promptly vote your shares by telephone, via the internet at www.proxyvote.com, or, if you received a paper copy of the materials, by signing, dating and returning the accompanying proxy card or voting instruction card. If you return your proxy card and later decide to attend the Annual Meeting and then vote in person, your earlier proxy (or earlier vote by telephone or Internet) will be revoked. Your attendance at the Annual Meeting, by itself, does not revoke an earlier proxy. If for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Dated: April 10, 2019

Lake Forest, Illinois

Robert S. Murley	Cindy J. Miller
Chairman of the Board	President and Chief Operating Officer Chief Executive Officer Elect

Important Notice Regarding the Availability of Proxy Materials for the 2019

Annual Meeting of Stockholders to be Held on May 22, 2019:

The Proxy Statement, Notice of Annual Meeting and 2018 Annual Report to

Stockholders are available at www.proxyvote.com

Stericycle, Inc. - 2019 Proxy Statement	1

2	Stericycle, Inc. - 2019 Proxy Statement

Stericycle, Inc. - 2019 Proxy Statement	3

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting. In this proxy statement, “we,” “us,” “our,” “Stericycle” and the “Company” all refer to Stericycle, Inc.

Annual Meeting of Stockholders

Time and Date:	8:30 a.m. central daylight time on Wednesday, May 22, 2019
Place:	Loews Chicago O’Hare Hotel 5300 N. River Road Rosemont, IL 60018
Record Date:	March 28, 2019
Voting:	Stockholders as of the record date are entitled to vote
Attendance:	Stockholders who wish to attend the meeting in person should email their request to Investor@Stericycle.com by May 15, 2019.
Proxy Materials:

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2018) are first being made available to stockholders on or about April 10, 2019.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of ten directors	FOR each Nominee	12
Advisory vote to approve executive compensation (the “say-on-pay” vote)	FOR	28
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019	FOR	55
Stockholder proposal entitled Special Shareholder Meeting Improvement	AGAINST	58

4	Stericycle, Inc. - 2018 Proxy Statement

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Current Committees

Robert S. Murley	69	2017	Chairman of the Board, Stericycle, Inc.; Senior advisor, Credit Suisse, LLC	None

Cindy J. Miller(1)	56	2019	President and Chief Operating Officer, Stericycle Inc. Chief Executive Officer Elect	None

Brian P. Anderson	68	2017	Former executive vice president of OfficeMax Incorporated	• Audit (Chair)

Lynn D. Bleil	55	2015	Former senior partner McKinsey & Company	• Compensation • Nominating and Governance (Chair)

Thomas F. Chen	69	2014	Former senior vice president and president of international nutrition, Abbott Laboratories	• Compensation • Nominating and Governance

J. Joel Hackney, Jr.	49	2019	Chief Executive Officer of nThrive, Inc.	• Nominating and Governance

Veronica M. Hagen	73	2018	Former President and Chief Executive Officer of Polymer Group Inc.	• Audit

Stephen C. Hooley	56	2019	Former Chairman and Chief Executive Officer of DST Systems, Inc.	• Compensation

Kay G. Priestly	63	2018	Former Chief Executive Officer of Turquoise Hill Resources Ltd.	• Audit

Mike S. Zafirovski(2)	65	2012	Former director, president and chief executive officer of Nortel Networks Corporation.	• Compensation • Nominating and Governance

(1)	Ms. Miller was appointed as President and Chief Executive Officer effective May 2, 2019.

(2)

Mr. Zafirovski is expected to be named as Chair of the Compensation Committee at the Board Meeting to be held in May 2019. He will succeed the current committee Chair, Thomas D. Brown, who is not standing for re-election at the Annual Meeting.

Compensation Highlights

Our compensation program is performance oriented and designed to incent our executive officers to improve our operating performance and thereby create value for all of our stockholders. The following table sets forth the 2018 compensation for each named executive officer as determined under the rules of the U.S. Securities and Exchange Commission (“SEC”). See the notes accompanying the Summary Compensation Table herein for more information.

Named Executive Officer	Salary	Bonus	Option Awards	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Compensation

Charles A. Alutto	$1,000,000	–	$1,289,942	$1,582,185	$241,800	$5,693	$4,119,620

Cindy J. Miller	156,250	–	894,995	822,209	–	33,526	1,906,980

Daniel V. Ginnetti	550,000	–	482,280	591,531	$99,743	3,000	1,726,554

Kurt M. Rogers	400,000	–	244,217	299,529	$58,032	3,000	1,004,778

Ruth-Ellen Abdulmassih	370,000	$327,541	234,438	287,535	$58,153	26,681	1,304,348

Joseph B. Arnold	550,000	–	482,280	591,531	$99,743	1,012,005	2,735,559

Brenda R. Frank	367,692	$198,616	252,546	309,704	–	19,571	1,148,129

Stericycle, Inc. - 2019 Proxy Statement	5

GENERAL INFORMATION

Why Did I Receive This Proxy Statement and Other Materials?

The Board of Directors (the “Board”) of Stericycle, Inc. is soliciting proxies to vote shares of our common stock at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2019 at 8:30 a.m. central daylight time, at the Loews Chicago O’Hare Hotel, 5300 N. River Road, Rosemont, IL 60018.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2018), are first being made available to stockholders on or about April 10, 2019. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What Will Stockholders Vote on at the Annual Meeting?

Stockholders will vote on following matters at the Annual Meeting:

•	the election to the Board of the ten nominees for director named in this proxy statement (Item 1);

•	an advisory vote to approve executive compensation (the “say-on-pay” vote) (Item 2);

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Item 3);
•	a stockholder proposal entitled Special Shareholder Meeting Improvement, if properly presented at the Annual Meeting (Item 4); and

•	any other matter that properly comes before the Annual Meeting.

What Are the Board’s Voting Recommendations?

The Board recommends that you vote your shares:

•	FOR each of the ten nominees for election to the Board (Item 1);

•	FOR the advisory vote to approve executive compensation (Item 2);
•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Item 3); and

•	AGAINST the stockholder proposal (Item 4).

Who May Vote at the Annual Meeting?

Only stockholders of record as of the close of business on March 28, 2019 are entitled to vote at the Annual Meeting. Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

As of the close of business on the record date of March 28, 2019, there were 90,771,802 shares of our common stock issued and outstanding.

Why Did I Receive Only a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of Receiving a Full Set of Printed Proxy Materials?

In accordance with the “notice and access” rules of the SEC, we have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the internet, and accordingly, we mailed our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 10, 2019. This Notice contains instructions on how to access our proxy materials over the internet, how to request a printed or electronic copy of these materials and how to vote by internet, telephone or mail. The voting facilities over the internet or by telephone will remain open until 11:59 p.m. eastern daylight time on May 21, 2019.

The Notice is not a proxy card and cannot be used to vote your shares.

6	Stericycle, Inc. - 2019 Proxy Statement

GENERAL INFORMATION

What Is the Difference Between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name?

If your shares are registered directly in your name with our stock registrar and transfer agent, EQ Shareowner Services, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

See “How Can I Attend the Annual Meeting?” below for further information and instructions.

If I Am a Stockholder of Record, How Do I Vote?

You may vote in several ways. You may vote in person at the Annual Meeting, or you may vote by proxy over the internet or by telephone by following the instructions provided in the Notice.

In addition, if you request copies of our proxy materials in printed form, you may vote by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided.

If I Am a Beneficial Owner of Shares Held in Street Name, How Do I Instruct My Broker How to Vote?

If you are a beneficial owner of our common stock, the Notice was forwarded to you by your broker. You may instruct your broker how to vote over the internet or by telephone by following the instructions provided by your broker.

In addition, if you request copies of our proxy materials in printed form, you may instruct your broker how to vote by completing and signing the voting instruction card included in the materials and returning it in the postage-paid envelope provided.

What Happens if I Am a Stockholder of Record and Sign and Return the Proxy Card But Do Not Make Any Voting Choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Items 1 through 4 described in this proxy statement. See “What Are the Board’s Voting Recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What Happens if I Am a Beneficial Owner of Shares Held in Street Name and Do Not Give Voting Instructions to My Broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on “routine” matters but may not vote those shares on “non-routine” matters. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Item 3) is considered a routine matter under the relevant rules. All of the other items to be voted on (Items 1, 2 and 4) are considered non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature. Broker non-votes will not have any effect on the result of the vote when they occur. There will not be any broker non-votes on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019 (Item 3) because brokers will have discretionary authority to vote on this matter.

Stericycle, Inc. - 2019 Proxy Statement	7

GENERAL INFORMATION

What Is the Quorum Required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the Annual Meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What Are My Choices in Voting on the Matters to Be Voted on at the Annual Meeting?

On Item 1 (the election of directors), you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Item 2 (the say-on-pay vote), Item 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019), and Item 4 (the stockholder proposal), you may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

What Are the Voting Requirements to Approve the Matters to Be Voted on at the Annual Meeting?

•	Item 1 (election of directors): Each nominee for election as a director will be elected by the vote of a majority of the votes cast and therefore must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not have any effect on the result of the vote.

•	Item 2 (the say-on-pay vote): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Broker non-votes will not have any effect on the result of the vote.

•	Item 3 (ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers will have discretionary authority to vote on Item 3, and therefore, there will not be any broker non-votes on this matter.

•	Item 4 (the stockholder proposal): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Broker non-votes will not have any effect on the result of the vote.

Can I Change My Vote after I Have Voted?

If you are a stockholder of record, you may change your vote by voting again over the internet or by telephone (before those voting facilities are closed at 11:59 p.m. eastern daylight time on May 21, 2019) or by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card. In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 28161 North Keith Drive, Lake Forest, Illinois 60045.

If you are a beneficial owner of shares held in street name, you may revoke your proxy by following the instructions provided by your broker.

How Can I Find Out the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, if available. The final voting results will be tallied by the inspector of elections and reported in a Current

Report on Form 8-K which we will file with the SEC within four business days following the Annual Meeting.

8	Stericycle, Inc. - 2019 Proxy Statement

GENERAL INFORMATION

Who Is Paying for the Cost of This Proxy Solicitation?

We will bear the cost of this proxy solicitation. We have retained Georgeson, Inc. to help us solicit proxies. We will pay Georgeson Inc. a base fee of $20,000 plus reasonable expenses for its services. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our common stock.

Multiple Individuals Residing in My Home Are Beneficial Owners of Stericycle Common Stock. Why Did We Receive Only One Mailing?

We are sending only one envelope with multiple Notices to you if you share a single address with another stockholder, unless we have received instructions to the contrary from you. This practice, known as “householding,” is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. We will promptly deliver a separate Notice to you upon written or verbal request. If you wish to receive duplicate mailings in the future, you may contact Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. If you currently receive multiple Notices, you can request householding by contacting our Investor Relations as described above. If you own your shares through a broker, you can request householding by contacting the holder of record.

How Can I Attend the Annual Meeting?

We encourage our stockholders to attend the Annual Meeting. If you plan to attend the meeting in person, please email your request to Investor@Stericycle.com. If you are the beneficial owner of shares held in street name, you must also provide confirmation of your stock ownership (for example, by providing a copy of a brokerage firm statement).

All requests for admission must be received by May 15, 2019. Admission is not transferable and will admit only the stockholder or stockholders to whom it was issued.

Stericycle, Inc. - 2019 Proxy Statement	9

STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of March 28, 2019 by (i) each of our directors, (ii) each of our named executive officers listed in the Summary Compensation Table herein, and (iii) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)

Directors

Charles A. Alutto(3)	568,935	*

Brian P. Anderson	6,752	*

Lynn D. Bleil	17,520	*

Thomas D. Brown	56,827	*

Thomas F. Chen	30,094	*

J. Joel Hackney, Jr.	–	*

Veronica M. Hagen	–	*

Stephen C. Hooley	–	*

Cindy J. Miller(3)	–	*

Mark C. Miller	946,620	1.0%

Robert S. Murley	8,500	*

Kay G. Priestly	–	*

Mike S. Zafirovski	39,493	*

Named Executive Officers

Daniel V. Ginnetti	155,231	*

Kurt M. Rogers	5,634	*

Ruth-Ellen Abdulmassih(4)	69,458	*

Joseph B. Arnold(5)	157,011	*

Brenda R. Frank(6)	784	*

All directors, named executive officers and executive officers as a group (23 persons)	2,067,396	2.3%
*	Less than 1%.

(1)

This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after March 28, 2019. These shares are held as follows: Mr. Alutto 564,659 shares; Mr. Anderson, 2,933 shares; Ms. Bleil, 14,947 shares; Mr. Brown, 47,279 shares; Mr. Chen, 21,720 shares; Mr. Miller, 753,683 shares; Mr. Murley, 2,933 shares; Mr. Zafirovski, 32,602 shares; Ms. Abdulmassih, 67,339 shares, Mr. Arnold, 152,998 shares; Mr. Ginnetti, 148,581 shares and; Mr. Rogers, 5,296 shares. Also includes deferred stock units (“DSUs”) allocated to certain of our directors pursuant to our director compensation plan. Such DSUs are as follows: Mr. Anderson, 3,467 units; Ms. Bleil, 2,078 units; Mr. Brown, 4,933 units; Mr. Chen, 3,476 units; Mr. Murley, 4,264 units; and Mr. Zafirovski, 3,476 units.

(2)

Shares of common stock issuable under a stock option exercisable as of or within 60 days after March 28, 2019 are considered outstanding for purposes of computing the percentage of the person holding the option but are not considered outstanding for purposes of computing the percentage of any other person.

(3)

Mr. Alutto and Ms. Miller are also named executive officers. Mr. Alutto will retire as Chief Executive Officer and as a director effective May 2, 2019. Ms. Miller has been appointed Chief Executive Officer effective as of that date.

(4)	Ms. Abdulmassih ceased employment with the Company in January 2019.

(5)	Mr. Arnold ceased to be an executive officer of the Company in September 2018.

(6)	Ms. Frank ceased employment with the Company in November 2018.

10	Stericycle, Inc. - 2019 Proxy Statement

STOCK OWNERSHIP

Stock Ownership of Certain Stockholders

Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person who was known to us to be the beneficial owner as of the record date (March 28, 2019) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	8,172,270	9.02%

T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, Maryland 21202	9,181,105	10.1%

BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	7,616,828	8.4%

Baillie Gifford & Co.(4) Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland	5,393,108	5.95%

(1)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019, the Vanguard Group has sole voting power with respect to 41,023 shares, shared voting power with respect to 10,221 shares, sole dispositive power with respect to 8,129,059 shares and shared dispositive power with respect to 43,211 shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019, T Rowe Price Associates, Inc. has sole voting power with respect to 3,711,270 shares and sole dispositive power with respect to 9,161,119 shares.

(3)	Based on a Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc. has sole voting power with respect to 7,204,157 shares, and sole dispositive power with respect to 7,616,828 shares.

(4)

Based on a Schedule 13G filed with the SEC on February 8, 2019, Baillie Gifford & Co. has sole voting power with respect to 4,610,118 shares, and sole dispositive power with respect to 5,393,108 shares.

Stericycle, Inc. - 2019 Proxy Statement	11

ITEM 1    Election of Directors for a One-Year Term

Our Board is currently composed of thirteen directors. Mr. Alutto, Mr. Brown and Mr. Miller are not standing for re-election at the Annual Meeting. Therefore, effective as of the annual meeting of shareholders, our board of directors has fixed the size of the board at ten. With the exception of Ms. Miller, our current President and Chief Operating Officer and our Chief Executive Officer Elect, all of our director nominees are outside directors (i.e., directors who are neither an officer nor an employee of ours). Mr. Murley, one of our independent directors, was elected as Chairman of the Board in March 2018. The Board has determined that all of our outside directors are independent under the applicable rules of the SEC and listing standards of the Nasdaq Global Select Market (“Nasdaq”).

Although all of the nominees proposed for election to our board of directors are currently members of our Board, Ms. Miller, Mr. Hackney, Ms. Hagen, Mr. Hooley and Ms. Priestly have not previously been elected by our stockholders. Ms. Miller was elected to our board in connection with her appointment as Chief Executive Officer. Mr. Hackney, Ms. Hagen, Mr. Hooley and Ms. Priestly were identified by the Nominating and Governance Committee as potential directors and were recommended by the Nominating and Governance Committee after it completed its interview and vetting process.

Each director elected at the Annual Meeting will hold office until our 2020 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

Voting in Uncontested Director Elections

Under our bylaws, a nominee for election as a director must receive a majority of the votes cast in order to be elected as a director in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover”

director until his successor is elected and qualified or until he resigns. Under our bylaws, an incumbent director who is not re-elected is required to tender his resignation as a director. Our Nominating and Governance Committee will review the circumstances and recommend to the Board whether to accept or reject the director’s resignation or take any other action. The Board is required to act on this recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date that the election results are certified.

Board Refreshment

A number of changes have occurred in our Company’s Board of Directors over the past several years as part of our continuing efforts to ensure that our Board has the right skills and experience to best oversee management and the execution of our strategy and the associated risks.

Since the beginning of 2017, Ms. Miller, Mr. Murley, Mr. Anderson, Mr. Hackney, Ms. Hagen, Mr. Hooley and Ms. Priestly have all joined the Board. Mr. Murley, Mr. Anderson and Ms. Priestly all bring substantial experience in finance, accounting and financial reporting.

Ms. Priestly, Mr. Hackney, Ms. Hagen and Mr. Hooley each have broad experience in business transformation. In addition, since the beginning of 2017, several long-tenured directors have stepped down from the Board. The average tenure of the independent nominees for election as a director is less than 3 years. Further, with respect to Board leadership succession, Mr. Murley was elected as independent Chairman of the Board in March 2018 and new Chairs of the Audit, Compensation and Nominating and Governance Committees were elected in 2016 and 2017.

12	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Board Refreshment

A snapshot of our 2019 director nominees is set forth below.

Snapshot of 2019 Director Nominees

The nominees for Director are overwhelmingly independent. The nominees for Director also represent diverse points of view that contribute to a more effective decision-making process.

Board Independence		Board Tenure		Diversity of Director Nominees

10 Directors	All Director nominees are independent except the CEO Elect	Tenure of independent Director nominees (years of consecutive service)		60%	Gender, ethnic or other minority representation

		2.5 years	Average Tenure

Stericycle, Inc. - 2019 Proxy Statement	13

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Nominees for Director

Nominees for Director

ROBERT S. MURLEY

Director since January 2017

Age 69

Experience: Robert S. Murley has served as our Chairman since March 2018. Mr. Murley is a Senior Adviser to Credit Suisse, LLC, a financial services company. From 1975 to April 2012, Mr. Murley was employed by Credit Suisse, LLC and its predecessors. In 2005, he was appointed Chairman of Investment Banking in the Americas. Prior to that time, Mr. Murley headed the Global Industrial and Services Group within the Investment Banking Division, as well as the Chicago investment banking office. He was named a Managing Director in 1984 and appointed a Vice Chairman in 1998. Mr. Murley is a member of the board of directors of Health Insurance Innovations Inc., of privately held Brown Advisory Incorporated, and of the board of advisors of Harbour Group. He was formerly on the board of directors of Stone Energy Corporation and Apollo Education Group, Inc. Mr. Murley is an Emeritus Charter Trustee of Princeton University, a Trustee and the former Chairman of the Board of the Educational Testing Service in Princeton, New Jersey, is Vice Chairman of the Board of the Ann & Robert Lurie Children’s Hospital of Chicago and Chair of the Board of the Lurie Children’s Foundation, is a Trustee of the Museum of Science & Industry in Chicago, Illinois, is Chairman of the Board of the UCLA Anderson Board of Advisors.

Skills & Qualifications: Mr. Murley’s existing public company board experience, his deep knowledge of the capital markets and the economy, and his extensive experience leading and advising a range of businesses across multiple industries make him a valuable member of the Board.

CINDY J. MILLER

Director since February 2019

Age 56

Experience: Ms. Miller joined Stericycle as President and Chief Operating Officer in October 2018. She was named President and Chief Executive Officer effective May 2019. Ms. Miller previously served as President, Global Freight Forwarding for United Parcel Service (UPS) from April 2016 to September 2018 and as President of UPS’s European region from March 2013 to March 2016.

Skills & Qualifications: Ms. Miller brings to the Board deep knowledge and experience in business transformation and change management, operations management, strategy, logistics, and international business.

BRIAN P. ANDERSON

Director since January 2017

Age 68

Experience: Mr. Anderson served as Senior Vice-President and Chief Financial Officer of OfficeMax Incorporated from 2004 to 2005 and as Senior Vice President and Chief Financial Officer of Baxter International from 1997 to 2004. He joined Baxter in 1991, as Vice President, Corporate Audit, became Corporate Controller in 1993 and then Vice President, Finance in 1997. Before joining Baxter, he spent 15 years with Deloitte in the Chicago office and the Washington, D.C. office as an Audit Partner. He is a member of the Board of Directors of W. W. Grainger, Inc., PulteGroup, Inc., and James Hardie Industries plc. He currently serves as Chairman of the Audit Committee of James Hardie Industries plc, and is the former Chairman of the Nemours Foundation, Chairman of the Audit Committee of the Pulte Group and Lead Director and Audit Committee Chairman of W. W. Grainger, Inc. Mr. Anderson serves on The Governing Board of the Center for Audit Quality and served on the Board of A.M. Castle & Co. from 2005 to 2016, as Audit Committee Chairman (2005-2010) and Chairman of the Board 2010-2016.

Skills & Qualifications: Mr. Anderson brings to our Board his significant experience as a chief financial officer of two large multinational companies, in-depth knowledge with respect to the preparation and review of complex financial reporting statements, and experience in risk management and risk assessment.

LYNN D. BLEIL

Director Since May 2015

Age 55

Experience: Ms. Bleil was the leader of the West Coast Healthcare Practice of McKinsey & Company, a management consulting firm. Ms. Bleil was also a leader of McKinsey’s worldwide Healthcare Practice. She retired in November 2013 as a Senior Partner (Director) in the Southern California Office of McKinsey. During her more than 25 years with McKinsey, she worked exclusively within the healthcare sector, advising senior management and boards of leading companies on corporate and business unit strategy, mergers and acquisitions and integration, marketing and sales, public policy and organization. Ms. Bleil also serves as a director of Amicus Therapeutics Inc., a biotechnology company, Alcon AG, Sonova Holdings AG, a global leader in hearing aids and cochlear implants, and Intermountain Healthcare’s Park City Medical Center, a non-profit healthcare organization. She was formerly a director of DST Systems, Inc.

Skills & Qualifications: Ms. Bleil brings to the Board significant experience in the healthcare industry, as well as commercial expertise and expertise in corporate strategy, mergers and acquisitions, and financial reporting, compliance and risk management.

14	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Nominees for Director

THOMAS F. CHEN

Director Since May 2014

Age 69

Experience: Mr. Chen served as senior vice president and president of international nutrition of Abbott Laboratories before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer, Inc. Mr. Chen currently serves as a director of Baxter International Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Corporation, to bolster U.S. manufacturers’ market presence in China. Mr. Chen previously served as a director of Cyanotech Corporation.

Skills & Qualifications: With his extensive international business experience in pharmaceutical, hospital products and nutritionals through his 22-year career at Abbott, Mr. Chen provides our Board with a distinct global perspective resulting from his experience with diverse geographies and healthcare products. He also provides our Board with significant operational, strategy, mergers and acquisitions, healthcare industry, governmental and regulatory, and commercial expertise.

J. JOEL HACKNEY, JR.

Director Since March 2019

Age 49

Experience: Mr. Hackney has been the Chief Executive Officer and a director of nThrive, Inc., a revenue cycle management company providing medical billing and coding, business analytics and advisory services, since January 2016. Previously, he was the Chief Executive Officer and a director of AVINTV from June 2013 to November 2016.

Skills & Qualifications: With more than 25 years of experience leading both private and public companies domestically and abroad, Mr. Hackney brings to our Board deep expertise in driving business transformation and profitable growth.

VERONICA M. HAGEN

Director Since June 2018

Age 73

Experience: From 2007 until her retirement in 2013, Ms. Hagen served as Chief Executive Officer of Polymer Group, Inc. and served from 2007 to 2015 as a Director. She also served as President of Polymer Group, Inc. from January 2011 until her retirement in 2013. Prior to joining Polymer Group, Inc., Ms. Hagen was the President and Chief Executive Officer of Sappi Fine Paper, a division of Sappi Limited. She has served as Vice President and Chief Customer Officer at Alcoa Inc. and owned and operated Metal Sales Associates. She is a Director of American Water Works Company, Inc., Newmont Mining Corporation and The Southern Company.

Skills & Qualifications: Ms. Hagen brings business transformation expertise, senior leadership experience, corporate governance knowledge and experience, environmental matters experience and risk management experience. Ms. Hagen’s experience as chief executive officer of two global companies allows her to contribute key valuable insights to our Board regarding operations management, customer service and strategic planning.

STEPHEN C. HOOLEY

Director Since March 2019

Age 56

Experience: Mr. Hooley served as Chairman, Chief Executive Officer and President of DST Systems, Inc. from July 2014 to April 2018. He was Chief Executive Officer and President of DST Systems from September 2012 to July 2014 and President and Chief Operating Officer from July 2009 to September 2012. He was previously the President and Chief Executive Officer of Boston Financial Data Services.

Skills & Qualifications: Mr. Hooley brings previous service as a public company chief executive officer and director, deep experience in the financial services and healthcare industries and extensive business transformation and strategy expertise.

Stericycle, Inc. - 2019 Proxy Statement	15

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Nominees for Director

KAY G. PRIESTLY

Director Since June 2018

Age 62

Experience: Ms. Priestly served as Chief Executive Officer of Turquoise Hill Resources Ltd. from May 2012 until her retirement in December 2014. She previously served as Chief Financial Officer of Rio Tinto Copper, a division of the Rio Tinto Group, from 2008 until her appointment as Chief Executive Officer of Turquoise Hill Resources in 2012. From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. She previously spent over 24 years with global professional services firm Arthur Anderson, where she provided tax, consulting and M&A services to global companies across many industries. She is a director of TechnipFMC plc and formerly served as a director of New Gold Inc., FMC Technologies, Inc. SouthGobi Resources Ltd., Turquoise Hill Resources and Stone Energy Corporation(1).

Skills & Qualifications: Ms. Priestly brings to our Board extensive executive management experience as a chief executive offer and senior officer of major organizations with international operations. She also brings substantial business transformation, accounting, financial, risk management, M&A and consulting expertise.

(1)

When the Board appointed Ms. Priestly as a director in June 2018, it was aware that Stone Energy Corporation had filed for bankruptcy protection in 2016 while Ms. Priestly was serving as a director. The Board concluded that this event did not impair Ms. Priestley’s ability to serve as one of our directors.

MIKE S. ZAFIROVSKI

Director Since November 2012

Age 65

Experience: Mr. Zafirovski is the founder and President of The Zaf Group LLC, a management consulting and investment firm established in November 2012. Mr. Zafirovski has also served as an executive advisor to The Blackstone Group, a private investment banking company, since October 2011. From November 2005 to August 2009, Mr. Zafirovski served as the President and Chief Executive Officer and a director of Nortel Networks Corporation. Prior to that, he was the President and Chief Operating Officer and a director of Motorola, Inc. from July 2002 to January 2005, and remained a consultant to and a director of Motorola until May 2005. He served as Executive Vice President and President of the personal communications sector of Motorola from June 2000 to July 2002. Prior to joining Motorola, Mr. Zafirovski spent nearly 25 years with General Electric Company, where he served in management positions, including 13 years as President and Chief Executive Officer of five businesses in the consumer, industrial and financial services areas, his most recent being President and Chief Executive Officer of GE Lighting from July 1999 to May 2000. Mr. Zafirovski also serves as a director of The Boeing Company and Apria Healthcare Group Inc.

Skills & Qualifications: Mr. Zafirovski provides guidance to the Board on a wide variety of strategic, operational and business matters based on his substantial experience leading enterprises with significant international operations. He also provides business transformation, information technology, mergers and acquisitions, healthcare industry, and government and regulatory expertise.

The Board of Directors recommends a vote “FOR” the election of these ten Director nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Director Qualifications

We believe that our ten director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service on the boards of other public and private companies, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

The Nominating and Governance Committee seeks to ensure an experienced, exceptionally qualified Board with deep expertise in areas relevant to Stericycle. When evaluating potential director nominees, the committee considers each individual’s professional expertise and background, in addition to his or her personal characteristics. The committee always conducts this evaluation in the context of the Board as a whole. The committee works with the Board to determine the appropriate mix of backgrounds and experiences that will foster and maintain a Board strong in its collective knowledge and best able to perpetuate our long-term success. To assist in this objective, the Nominating and Governance Committee conducts annual evaluations of the Board and the Board’s committees, assessing the experience, skills, qualifications, diversity, and contributions of each individual and of the group as a whole.

16	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Director Qualifications

The Nominating and Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•	leadership experience, as directors who have served in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•	business transformation experience, as we are engaged in a multi-year program to transform our company for long-term sustainability and drive profitable growth and long-term shareholder returns;

•	public company board service and governance expertise, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholder interests;

•	operational expertise, which gives directors specific insight into, and expertise that will foster active participation in the oversight of the development and implementation of our operating plan and business strategy;

•	financial reporting, compliance and risk management expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting, financial reporting and enterprise risk management; and

•	healthcare industry expertise, which is vital in understanding and reviewing our strategy.

The following table highlights each nominee’s specific skills, knowledge and experiences in these areas. A particular director may possess additional skills, knowledge or experience even though they are not indicated below:

	Anderson	Bleil	Chen	Hackney	Hagen	Hooley	Miller	Murley	Priestly	Zafirovski

Leadership experience (public company CEO/COO)				✓	✓	✓	✓		✓	✓

Public company Board service/governance expertise	✓	✓	✓		✓	✓		✓	✓	✓

Operational expertise (logistics/supply chain or capital intensive industry)			✓	✓	✓	✓	✓		✓	✓

Business transformation/IT expertise				✓	✓	✓	✓		✓	✓

Corporate strategy/M&A capability	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial reporting, compliance and risk management expertise	✓	✓	✓	✓	✓	✓		✓	✓	✓

Healthcare industry expertise	✓	✓	✓	✓		✓		✓		✓

Government/regulatory experience			✓			✓	✓			✓

Talent management/HR expertise				✓	✓	✓	✓		✓

Commercial/go-to-market expertise		✓	✓	✓			✓			✓

International business expertise	✓		✓	✓	✓	✓	✓	✓	✓	✓

Gender, ethnic or other diversity	✓	✓	✓		✓		✓		✓

Tenure on Board (years, as of May 2019)	2	4	5	<1	1	<1	<1	2	1	7

Stericycle, Inc. - 2019 Proxy Statement	17

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Committees of the Board

Committees of the Board

Our Board of Directors has three standing committees: Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable SEC rules and Nasdaq listing standards.

Compensation Committee

The Compensation Committee determines the structure, award and public disclosure of all elements of compensation and benefits paid to our CEO and other executive officers. The committee reviews and approves financial and strategic performance objectives with respect to our annual and long-term incentive plans. The committee reviews and approves the respective salaries of the Company’s executive officers in light of the Company’s goals and objectives relevant to each officer, including, as the committee deems appropriate, consideration of (i) the individual officer’s salary grade, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for the Company’s employees generally, and (iv) the salaries paid to comparable officers in comparable companies. The committee determines appropriate cash bonuses, if any, for the Company’s executive officers, after consideration of specific individual and Company performance goals and criteria and periodically reviews the aggregate amount of compensation and benefits being paid or potentially payable to the Company’s executive officers. The committee also has responsibility for overseeing the Company’s regulatory compliance with respect to compensation matters. Pursuant to the committee’s charter, the committee has responsibility for facilitating a risk review of incentive compensation programs and assessing if those incentives create risks that are reasonably likely to have a material adverse effect on our company. At the request of the Board, the committee periodically reviews executive leadership development and CEO succession planning and makes recommendations to our Board of Directors.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

The Audit Committee regularly reviews with the Company’s legal counsel any legal or regulatory matters that may have a material effect on the Company’s financial statements or operations. The Audit Committee also oversees, reviews and evaluates the adequacy and effectiveness of the Company’s compliance program. The Audit Committee reviews and evaluates the qualifications, performance and independence of our independent public accountants. The Audit Committee also reviews the performance, effectiveness and objectivity of the Company’s internal audit function, including its staffing, audit plan, examinations and related management responses.

The Audit Committee reviews our risk management policies and practices and reports any significant issues to the Board. Matters of risk management are brought to the committee’s attention by our Executive Vice President and Chief Financial Officer, our Executive Vice President and General Counsel, our Executive Vice President and Chief Ethics and Compliance Officer, or by our principal internal auditor. Our management reviews and reports on potential areas of risk at the committee’s request or at the request of other members of the Board.

Nominating and Governance Committee

The Nominating and Governance Committee develops, recommends to the Board and oversees the implementation of our corporate governance policies and practices. The committee monitors ongoing legislative and regulatory changes and initiatives pertaining to corporate governance principles, SEC disclosure rules and Nasdaq listing rules. The committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the Board a slate of nominees for election at the annual meeting of stockholders. The committee also recommends to the Board director assignments to the Board’s committees.

As discussed above, the Nominating and Governance Committee considers a variety of factors in evaluating a candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, with a particular emphasis on probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and healthcare services generally and experience serving on the boards of other public companies. In evaluating a candidate’s qualification for election to the Board, the committee also considers whether and how the candidate would contribute to

18	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Committees of the Board

the Board’s diversity, which we define broadly to include gender and ethnicity as well as background, experience and other individual qualities and attributes. The committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which the director serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Nominating and Governance Committee relies on suggestions and recommendations from the other directors, management, stockholders and others and, when appropriate, may retain a search firm for assistance. In February 2019, the Nominating and Governance Committee retained a leading third-party search firm to assist with identifying potential director nominees. The committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination that satisfies the requirements set forth in our bylaws to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) the close of business on the 10th day following the date on which notice or public disclosure of the date of the meeting was first given or made.

Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2020 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

Process for Selecting Directors

Committee Charters

The charters of the Compensation, Audit and Nominating and Governance Committees are available on our investor relations website, http://investors.stericycle.com.

Stericycle, Inc. - 2019 Proxy Statement	19

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Committees of the Board

Committee Members and Meetings

The following table provides information about the current membership of the committees of the Board of Directors.

Director	Compensation Committee	Audit Committee	Nominating and Governance Committee
Robert S. Murley(1)
Charles A. Alutto
Brian P. Anderson(2)
Lynn D. Bleil
Thomas D. Brown(3)
Thomas F. Chen
J. Joel Hackney, Jr.
Veronica M. Hagen
Stephen C. Hooley
Cindy J. Miller
Mark C. Miller
Kay G. Priestly(2)
Mike S. Zafirovski(3)

Member

Committee Chair

(1)	Mr. Murley serves as the independent Chairman of the Board.

(2)	The Board of Directors has determined that Mr. Anderson, the Chair of the Audit Committee, and Ms. Priestly are “audit committee financial experts” as defined in the applicable SEC rules.

(3)	Mr. Brown is not standing for re-election at the Annual Meeting, and we expect that Mr. Zafirovski will succeed him as Chair of the Compensation Committee at that time.

Our Board of Directors held 18 meetings in person or by telephone during 2018 and acted without a formal meeting on several occasions by the unanimous written consent of the directors. The Audit Committee held 15 meetings during the year. The Compensation Committee held six meetings during the year. The Nominating and Governance Committee held six meetings during the year. Each director attended 75% or more of the aggregate number of Board meetings and the total number of meetings of all Board committees on which he or she served during his or her term of service.

We encourage our directors to attend the annual meeting of stockholders. Each of the director nominees attended the 2018 Annual Meeting of Stockholders, and we anticipate that all of our director nominees will attend this year’s Annual Meeting.

Board Leadership

Our Company’s Board of Directors does not have a current requirement that the roles of Chief Executive Officer and Chairman of the Board be either combined or separated because the Board believes it is in the best interest of our Company to make this determination based upon the position and direction of the Company and the constitution of the Board and management team. The Board regularly evaluates whether the roles of Chief Executive Officer and Chairman of the board should be combined or separated.

As part of the evolution of the Board of Directors, in March 2018, Mr. Murley, one of our independent directors, was elected Chairman of the Board, succeeding Mr. Miller. Mr. Miller is not standing for re-election as a director at the Annual Meeting.

The Chairman confers with our CEO on matters of general policy affecting the day-to-day management of our company’s business. The Chairman coordinates the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Chairman presides at all meetings of the Board of Directors and may call special meetings of the Board when he considers it appropriate. In general, the Chairman oversees the scope, quality, and timeliness of the flow of

20	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Board Leadership

information from our management to the Board and serves as an independent contact for stockholders wishing to communicate with the Board.

Our Board believes that an independent Chairman serves the Company and its stockholders well at this time. The combined experience and knowledge of Ms. Miller and Mr. Murley in their respective roles as CEO Elect and Chairman provide the Board and the Company with a day-to-day focus on the operations of the Company combined with independent oversight of the Board and management. Our non-management directors further facilitate the Board’s independence by meeting frequently as a group and fostering a climate of transparent communication. A high level of contact between our Chairman and Chief Executive Officer between Board meetings also serves to foster effective Board leadership.

Corporate Governance

Executive Sessions of the Board

Our Board of Directors excuses our Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board, with our Chairman presiding, to review the Chief Executive Officer’s performance and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors by completing a confidential evaluation that is returned to the Chair of the Nominating and Governance Committee. The evaluations elicit input from our directors with respect to the Company’s vision, strategy, and operating performance, our CEO and senior management, and the composition and management of our Board and its committees. The evaluations also seek input from members of the Board committees in such areas as trends and issues affecting the Company, the roles and responsibilities of the committee members, the makeup and composition of the committees, participation and preparation of the committee members and the effectiveness of the committees. Each director also has the opportunity to provide confidential feedback on each other director. At a subsequent meeting of the Board, the chair of the Nominating and Governance Committee leads a discussion with the full Board of any issues and suggestions for improvement identified in the review of the director evaluations.

Stericycle, Inc. - 2019 Proxy Statement	21

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Corporate Governance

Policy on Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director, director nominee or executive officer or an immediate family member of any director, director nominee or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee considers the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third party or to employees generally. There were no such transactions during the year ended December 31, 2018 that required the Audit Committee’s approval.

Succession Planning

The strength of our leadership team is critical to our Company’s short and long-term success. As such, the recruitment, development and retention of talented executives and senior leaders is a priority for the Company and the Board.

On an annual basis, the Board devotes time during a dedicated session to discuss talent management and succession planning. Lead by our Chief People Officer, this session includes an overview of senior leaders across the Company’s service lines, global markets, and functional shared services up to and including the executive officers of the company. The Board is also given exposure to emerging, high-potential leaders through formal presentations to the Board and working groups with Board committees.

Beyond the annual succession planning session, the Board is routinely updated on workforce matters including key workforce indicators, team member engagement, recruiting programs, and talent development programs.

During 2018, Stericycle announced the appointment of Ms. Miller as President and Chief Operating Officer. The Board was heavily engaged in the recruitment and selection process for this role and leveraged the appointment of a new Chief Operating Officer to build a succession plan for the Chief Executive Officer role. With the announcement of Mr. Alutto’s retirement in February 2019, Ms. Miller was named Chief Executive Officer, effective May 2, 2019.

Shareholder Engagement

During 2018 and under the oversight of our Chairman of the Board, Stericycle expanded its efforts for engaging with shareholders. In addition to our Company’s previous monitoring and routine shareholder engagement practices, we introduced a proactive Board outreach program which focused on building relationships with our top 25 shareholders.

Our expanded engagement program included outreach during the spring of 2018 and again in the fall to gain a broader understanding of shareholder priorities. During these conversations, our Board members reviewed our corporate governance enhancements, the refreshment of our

Board of Directors, our executive compensation philosophy and program, and the expansion of the leadership team, which have all significantly evolved over the past three years. Additionally, we solicited feedback from shareholders on our progress and responded to their questions and concerns.

The outreach program provided our Board with useful input from our shareholders. Transparency and responsiveness is an important component of our governance commitment to shareholders. We expect to continue to expand our engagement practices in order to monitor the insights of our shareholders and proactively solicit ways to evolve our business.

Risk Oversight

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing the Company, and management’s responses to those risks. During these discussions, the Chief Executive Officer, Chief Financial Officer, General Counsel and other members of senior management present management’s assessment of risks, a description of the most significant risks facing the

Company and any mitigating factors and plans or practices in place to address and monitor those risks.

Each Board committee addresses relevant risk topics as part of its committee responsibilities. The committees oversee the Company’s risk profile and exposures relating to matters within the scope of their authority and provide periodic

22	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Corporate Governance

reports to the full Board about their deliberations and recommendations. The Audit Committee reviews with management significant risks and exposures identified by management, our internal audit staff or the independent accountants, and management’s steps to address these risks. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and its overall compensation philosophy.

Responsibility for risk management flows to individuals and entities throughout our Company as described above, including our Board, Board committees and senior management. We believe our culture has facilitated, and will continue to facilitate, effective risk management across the Company.

Required Resignation on Change in Job Responsibilities

The Board of Directors has adopted a policy that a director must tender his or her resignation if the director’s principal occupation or business association changes substantially from the position that he or she held when originally elected to the Board. The Nominating and Governance Committee

will then review the circumstances of the director’s new position or retirement and recommend to the full Board whether to accept or reject the director’s resignation in light of the contributions that he or she can be expected to continue to make to the Board.

Director Tenure

In order to assist with Board refreshment and in bringing fresh ideas and perspectives to the Board, in March 2019, the Board revised our Corporate Governance Guidelines with respect to director tenure. The revised Guidelines generally provide that no non-management Director may be nominated to serve a new term if he or she has already served on the Board for 15 years at the time of election. The Board of Directors may make exceptions to this policy on a case-by-case basis.

Anti-Hedging and Anti-Pledging Policy

Our directors, executive officers and other designated employees are prohibited from engaging in certain transactions with respect to our common stock including hedging transactions, derivative transactions and short sales. In addition, executive officers and other designated employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan. In March 2019, our Board amended our policy to also prohibit our directors from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.

Clawback Policy

In order to encourage sound financial reporting and enhance individual accountability, we have adopted a clawback policy that allows us to recover from our executive officers certain performance-based compensation in the event of certain accounting restatements. If we are required to prepare a restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee may seek to recover from a covered officer certain performance-based compensation if the covered officer is determined to have engaged in fraud or intentional misconduct that materially contributed to the need for the restatement or if otherwise required by applicable SEC or Nasdaq rules.

10b5-1 Trading Plan Guidelines

In March 2019, our Board adopted guidelines with respect to trading plans (“10b5-1 Plans”) adopted by employees or directors pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan Guidelines”). These 10b5-1 Plan Guidelines are in addition to the requirements and conditions of applicable law and other Company policies, including our Securities Trading Policy. The 10b5-1 Plan Guidelines require that 10b5-1 Plans be approved by our General Counsel or his designee and that they only be adopted or amended while a trading blackout is not in effect. The 10b5-1 Plan Guidelines provide for a “cooling off” period of at least 30 days before trades can occur after adoption or amendment of a 10b5-1 Plan and before adoption of a new plan after early termination of an existing 10b5-1 Plan. Our 10b5-1 Plan Guidelines also set restrictions on the number of 10b5-1 Plans a covered individual may have in effect, trading outside of an existing 10b5-1 Plan and the length of time a plan may be in effect.

Stericycle, Inc. - 2019 Proxy Statement	23

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Corporate Governance

Internal Controls

Under the oversight of the Audit Committee, we have implemented an Internal Control Transformation Program to address historical material weaknesses. We highlight below significant remediation activities undertaken in 2018.

Financial Reporting Controls:

In connection with our Internal Control Transformation Program, we have continued to focus on improving our overall control environment. Our remediation actions related to improving the controls over our financial statement preparation and reporting process included the following:

•	The Audit Committee and our company’s management have frequent communications regarding our financial reporting and internal control environment.

•	We expanded our finance, accounting and information technology teams through the addition of experienced and qualified personnel.

•	We aligned incentive plans with sustained effective internal controls over financial reporting and management continuous control monitoring.

•	Our company provided additional internal controls training to our employees and standardized policies and controls where feasible.

•	We re-designed and harmonized our control objectives across all processes and locations.

•	We re-designed and enhanced our delegation of authority policy and processes, including implementing a systematic enabled work flow.

•	Our company implemented a central repository for policies and quarterly checklists to confirm adherence with policies.

•	We instituted monthly legal entity and management reporting reviews of financial statements disaggregated by key business units, regions and functional areas, to evaluate results, observe adherence to policies and agree on necessary actions to be taken before considering the period closed. Management of the respective areas meets with our corporate executives monthly in connection with these reviews.

•	We expanded our technical accounting group that has responsibility to ensure that the accounting for complex or non-routine transactions is appropriate.

•	We expanded our use of specialists to assist with highly complex and technical areas of accounting, valuation and new accounting standards adoption.

•	We enhanced our Disclosure Committee processes and reviews by adding experienced and knowledgeable members to the committee and implementing disclosure surveys to capture input from appropriate areas and levels throughout the organization.

General Information Technology Controls (GITCs):

During the course of 2018, we made progress in advancing foundational elements of our general information technology controls. Our remediation actions related to our GITC environment included the following:

•	We established policies, trained personnel and implemented policies and procedures over logical access and general information technology controls.

•	We automated user access reviews.

•	We implemented policies and mitigating controls over incompatible segregation of duties within our information technology systems.

Monitoring Activities:

Our remediation actions related to monitoring our internal controls over financial reporting included the following:

•	Enhanced control activities within our process to recognize revenue, including:

•	Leveraging advanced technology to substantively evaluate and monitor revenue, accounts receivable, cash receipts and other accounts and activities associated with revenue recognition.
•	Implementing a monitoring control which leverages advanced analytical processes to evaluate the appropriateness of revenue related transactions across key business units.

•	Implementing systematic segregation of duties through system enabled work flow.

•	Developing and implementing continuous monitoring of global financial reporting controls.

24	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Corporate Governance

When fully implemented and operational, we believe the controls we have designed or plan to design will remediate the control deficiencies that have led to the material weaknesses we have identified and strengthen our internal controls over financial reporting.

Code of Conduct

The board has adopted a Code of Business Conduct and Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with law, and full, fair, accurate, and timely disclosure in reports and documents we file with the SEC and in other public communications. The Code of Business Conduct and Ethics applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is available at our website, www.stericycle.com, and is available free of charge on written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, IL 60045. Any amendments to certain provisions of the Code of Business Conduct and Ethics or waivers of such provisions granted to certain executive officers will be disclosed promptly on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the SEC. During 2017 and 2018, due to the failure of an investment advisor with discretionary authority to inform Mr. Anderson of certain transactions in our common stock, Mr. Anderson failed to timely file eleven forms 4 to report eleven transactions. In addition, due to administrative oversight by the Company, Mr. Brown and Mr. Chen each failed to timely file a form 4 to report the conversion of depositary shares into shares of our common stock and Mr. Richard Hoffman failed to timely file a form 4 to report grants of stock options, time-based restricted stock units (“RSUs”) and performance-based RSUs.

Additional Information

We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Copies of this proxy statement and our Form 10-K as filed with the SEC are available in .pdf format on our investor relations website, http://investors.stericycle.com. Copies of this proxy statement and our Annual Report on Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

Communications with the Board

Stockholders and other interested parties who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and, at his direction, to the other directors.

Communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and, at his or her direction, to the other members of the committee.

Stericycle, Inc. - 2019 Proxy Statement	25

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Director Compensation

Director Compensation

For 2018, each outside director’s compensation consisted of an annual cash retainer of $80,000 and an annual equity retainer of $125,000. Unless deferred, the annual equity retainer was paid entirely in time-based RSU’s which vest on the first anniversary of the grant date. We also paid the following retainers to directors with additional responsibilities as the Chairman of the Board or the Chair of a committee:

•	Chairman of the Board – $50,000 cash and $50,000 in RSUs

•	Chair of the Audit Committee – $20,000

•	Chair of the Compensation Committee – $15,000

•	Chair of the Nominating and Governance Committee – $12,500

Under the terms of the Director Compensation Plan, directors may elect to convert all or a portion of the annual cash retainer to time-based RSUs. Directors may also elect to defer receipt of any or a portion of their annual director compensation and convert such compensation to deferred stock units (DSUs). DSUs are generally payable in the form of shares of our common stock within a certain period after a director’s death or other separation from service. We did not pay any other fees or other cash compensation to our directors who served during 2018 or provide them with any perquisites or other personal benefits. Directors are not paid separate fees for attending meetings of the Board or its committees.

The following table provides information about the compensation paid to our directors in 2018. Neither Mr. Alutto nor Ms. Miller received any additional compensation for his or her services as a director. In addition, Mr. Hackney and Mr. Hooley were not directors during 2018 and did not receive any director compensation during that year.

Name	Fees Earned or Provided in Cash	Stock Awards(1)	Total

Brian P. Anderson	$75,000	$125,000	$200,000

Lynn D. Bleil	46,250	145,000	191,250

Thomas D. Brown	–	195,000	195,000

Thomas F. Chen	60,000	125,000	185,000

Veronica M. Hagen	32,500	116,000	148,500

Mark C. Miller	40,000	125,000	165,000

Robert S. Murley	85,000	175,000	260,000

Kay G. Priestly	32,500	116,000	148,500

Mike Zafirovski	60,000	125,000	185,000

(1)	Stock awards are valued in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the date of the grant.

Compensation Plan for 2019

The Compensation Committee regularly reviews director compensation to ensure it remains competitive with our peer group. During 2018, the Compensation Committee asked its independent compensation consultant to conduct a market evaluation of our director pay programs relative to the market and to our peer group. After reviewing the results of that analysis, the Compensation Committee recommended no changes to the director pay program for 2019.

26	Stericycle, Inc. - 2019 Proxy Statement

ITEM 1 ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

Director Compensation

Stock Ownership Guidelines

Under our Director Compensation Plan, all directors are expected to hold a minimum position in our common stock. We established this program to help align the long-term interests of directors with the interests of our stockholders. Each non-employee director is expected to hold four times the annual cash retainer in our common stock.

Although there is no specific period of time in which directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal. To that end, each non-employee director must retain 75% of his or her stock or option awards until the minimum position requirement has been achieved.

Compliance with these ownership guidelines is measured following the same process as used for confirming stock ownership by executive officers. See “Stock Ownership Guidelines” under the “Other Compensation Matters” section.

Stericycle, Inc. - 2019 Proxy Statement	27

ITEM 2    Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, by means of a non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, popularly known as “say-on-pay,” enables stockholders to express or withhold their approval of our executive compensation program in general. The vote is intended to provide an assessment by our stockholders of our overall executive compensation program and not of any one or more particular elements of that program. The Compensation Committee and the full Board intend to consider and take into account the outcome of this non-binding advisory vote in making future executive compensation decisions. Because this vote is advisory and non-binding, it will not necessarily affect or otherwise limit any future compensation of any of our named executive officers. This advisory vote to approve executive compensation will be held on an annual basis at least until the next advisory vote to determine the frequency of such vote, which is expected to be in 2023.

Our executive compensation program is described in the “Compensation Discussion and Analysis” section of this proxy statement and the related tables and narrative discussion. Stockholders are strongly urged to read this material in its entirety, and in particular to read the “Executive Summary” section of “Compensation Discussion and Analysis” to obtain an informed understanding of our executive compensation program.

We believe that our executive compensation program is firmly aligned with the long-term interests of our stockholders. Our executive compensation program has as its objectives (i) attracting, motivating and retaining highly qualified executive officers and (ii) structuring most of their compensation, aside from their base salaries, to be dependent on our attainment of measurable Company-wide performance targets and the sustained growth in our stock price, so that they benefit only if our stockholders benefit.

We believe that our executive compensation program satisfies these objectives. Our executive compensation program consists of short-term cash compensation and long-term equity-based incentive compensation. For 2018, cash compensation was paid in the form of a base salary and annual bonus and long-term incentive compensation was paid in the form of stock options, time-based RSUs and performance-based RSUs. Annual cash performance bonuses are dependent on Company-wide performance. Stock options and RSUs are linked to the performance of our common stock, and in the case of performance-based RSUs, achievement of pre-established earnings per share (“EPS”) goals. With respect to 2018, cash compensation represented 30% and equity compensation 70% of our CEO’s total direct compensation and cash compensation represented 37% and equity compensation represented 62% of our other NEO’s total direct compensation, respectively (we excluded separation payments from calculation of these percentages). Based on 2018 fiscal year performance, our executive officers earned 24.2% of their cash incentive target and 43% of their performance-based RSUs which were tied to 2018 performance.

As more fully discussed in the “Compensation Discussion and Analysis” section and the related tables and narrative discussion, the Board of Directors requests stockholders to approve the following resolution:

Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the compensation tables, and the related narrative disclosure in this Proxy Statement.

The Board of Directors recommends a vote “FOR” the approval of this advisory resolution on the compensation of our Company’s named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

28	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our 2018 Named Executive Officers

This Compensation Discussion and Analysis explains our executive compensation program generally and the compensation awarded to our CEO, CFO, our three other most highly compensated executive officers who were serving as executive officers as of the end of 2018, and two additional individuals who would have been included as one of our three most highly compensated executives but for the fact they were not serving as executive officers as of the end of 2018. These executives, referred to as our “named executive officers” or “NEOs”, were:

Name	Title (as of December 31, 2018)
Charles A. Alutto	Chief Executive Officer
Cindy J. Miller	President and Chief Operating Officer
Daniel V. Ginnetti	Executive Vice President and Chief Financial Officer
Kurt M. Rogers	Executive Vice President and General Counsel
Ruth-Ellen Abdulmassih	Executive Vice President, Communication and Related Services
Joseph B. Arnold	Former Executive Vice President and Chief Operating Officer
Brenda R. Frank	Former Executive Vice President and Chief People Officer

Stericycle’s Executive Compensation Philosophy

Our executive compensation program is developed by the Compensation Committee and approved annually by the Board of Directors.

The compensation program for executive officers has two objectives:

1.	To attract, motivate and retain highly qualified executive officers; and

2.

To structure the bulk of executive compensation to be dependent on Stericycle’s attainment of measurable Company-wide performance targets and sustained growth in our stock price so that executives benefit only if our stockholders benefit.

Our executive compensation program has three components: base salary, short-term incentive awards, and long-term incentive awards. Base salary and annual performance bonuses are paid in cash, and long-term incentive compensation is paid in the form of stock options, time-based RSUs, and performance-based RSUs. We generally target our executive officers’ total direct compensation to be aligned with the median of our peer group. To ensure appropriate alignment, the Compensation Committee considers experience, individual contribution, and the Company’s performance relative to its peer group when setting pay levels.

The Compensation Committee and the Board work to ensure that our executive compensation program is both market-competitive and performance-oriented. Our executive officers earn base salaries, but the majority of their target compensation comes in annual cash performance bonuses, stock options and time-based and performance-based RSUs. As a result, a substantial portion of our executive officers’ compensation is influenced, either positively or negatively, by Company performance.

Stericycle, Inc. - 2019 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Executive Compensation Best Practices

The Compensation Committee regularly reviews the executive compensation program to ensure that it is aligned with our compensation philosophy, our Company objectives, and stockholder interests. Highlights of key elements of and exclusions from our program are noted below.

What We Do:		What We Don’t Do:

✓	Deliver significant percentage of target annual compensation as variable compensation tied to performance	✗	No re-pricing of underwater stock options

✓	Align executives’ interests with stockholders’ interests through long-term incentive compensation paid in equity	✗	No excessive perquisites or personal benefits

✓	Maintain an executive compensation clawback policy	✗	No employment contracts for NEOs

✓	Cap annual and long-term incentive awards

✓	Retain an independent compensation consultant to advise the Compensation Committee

✓	Prohibit officers and directors from engaging in hedging, pledging or short sale transactions involving our securities

✓	Regular review of proxy advisor policies and corporate governance best practices

✓	Maintain stock ownership and retention guidelines

✓	Provide “double-trigger” vesting of equity awards in connection with a change in control

Our Executive Compensation Program for 2018

Historically, our named executive officers received salaries significantly below those of comparable executives in our peer group of companies. Beginning in 2015, the Compensation Committee embarked on a four-year plan to move salaries of our executive officers toward the median of our peer group of companies. Subsequent to our acquisition of Shred-it in 2015, the Compensation Committee determined that this four-year timetable needed to be accelerated to reflect the increased responsibilities of the executives, to preserve internal equity, and to support retention. In 2017, our named executive officer salaries were adjusted upward and annual cash performance targets were adjusted downward moving our named executive officer direct cash compensation toward the median of our peer group companies, which completed the plan approved in 2015. For 2018, no changes were made to the salaries or bonus targets for the named executive officers.

For 2018, our named executive officers’ annual cash performance bonuses were based upon the achievement of Adjusted EBITDA targets developed from our annual operating plan and adjusted return on invested capital (Adjusted ROIC). Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization excluding acquisition-related expenses and other various expenses that do not reflect the ongoing performance of the business. The approach used for Adjusted EBITDA for executive compensation is consistent with that used for communicating the financial performance of the company and is reviewed quarterly by both the Audit Committee and Compensation Committee.

Adjusted ROIC excludes the impact of acquisitions within the current year. The calculation for Adjusted ROIC is net operating profit after taxes and amortization (NOPATA) excluding acquisition-related expenses and other various expenses that do not reflect the ongoing performance of the business divided by invested capital. In 2018, Adjusted ROIC excluded the impact of acquisition expenses, integration expenses, restructuring and plant conversion expenses, the change in fair value of contingent considerations, contract exit costs, asset impairment charges, litigation expenses, and insurance proceeds. For additional detail and reconciliations, see Appendix A to this proxy statement.

The Board believes these two metrics for the annual cash performance bonus provide strong incentives to our executive officers to improve our operating performance and the return on our capital employed, thereby creating value for our stockholders.

Our executives are also compensated with a long-term incentive program in the form of equity grants. For 2018, the award structure of the long-term incentive plan was equally divided among stock options, time-based RSUs, and performance-based RSUs. These grants of equity were designed to incentivize our named executive officers to focus on long-term value creation.

30	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The principal elements of our executive compensation program for 2018 are summarized below. These elements are discussed in more detail under “2018 Compensation Program Highlights.”

Compensation Element	Form of Compensation	Performance and Vesting Criteria	Purpose

Base Salary	Cash	N/A	Provide fixed compensation to attract and retain key executives and to offset external factors that may impact incentive pay

Annual Cash Bonus	Cash	Annual Adjusted EBITDA and Adjusted ROIC objectives	Incentivize executives to achieve annual performance goals and be rewarded commensurately
Long-term Incentives	Stock Options (1/3) Time-based RSUs (1/3) Performance-based RSUs (1/3)	Five year ratable vesting based on continuous service Vest, or not, in three equal annual installments depending on achievement of pre-established performance metrics	Incentivize long-term value creation and align management’s interests with those of our shareholders

For 2018, approximately 82% of our CEO’s target total compensation and approximately 73% of our other NEO’s target total compensation was at risk.

The chart below illustrates how these components were allocated in actual total compensation received by our NEOs in 2018 (we excluded separation payments from calculation of these percentages).

2018 CEO Compensation Mix 2018 Other NEO Compensation Mix

Stericycle, Inc. - 2019 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation-Setting Process

Our Compensation-Setting Process

Compensation Committee

Compensation decisions for our executive officers are made by the Compensation Committee of our Board of Directors, subject in some instances to approval by the full Board. All of the Committee’s members are independent under the applicable SEC rules and Nasdaq listing standards.

Peer Group

Our peer group is composed of companies that are similar to us in terms of revenue, number of employees, services offered, and industries served. The Companies in the peer group are also representative of the types of companies we compete with for executive talent. The Compensation

Committee refers to information about our peer group primarily for the purpose of benchmarking the NEOs’ total direct compensation pay levels, pay practices and industry pay trends.

For 2018, the peer group consisted of the following companies:

Company Name	2017 Revenue ($MM)	Employees	Industry Focus
ABM Industries Incorporated	$ 5,986	140,000	Business services
Advanced Disposal Services, Inc.	1,540	5,939	Environmental and facilities services
Charles River Laboratories International, Inc.	2,022	11,800	Medical laboratories & research
Cintas Corporation	6,477	41,000	Business services
Clean Harbors, Inc.	3,102	12,700	Waste management
CoreCivic, Inc.	1,774	12,875	REIT – Diversified
Covanta Holding Corporation	1,836	3,700	Waste management
Ecolab Inc.	14,376	48,400	Cleaning products
Equifax, Inc.	3,416	10,300	Credit services
Healthcare Services Group, Inc.	1,996	55,000	Business services
Iron Mountain Incorporated	4,060	24,000	Specialized REIT
J.B. Hunt Transportation Services, Inc.	7,921	24,681	Transportation services
Pitney Bowes, Inc.	3,819	14,700	Business equipment
Republic Services, Inc.	10,067	35,000	Waste management
Rollins, Inc.	1,754	13,126	Business services
Tetra Tech, Inc.	2,182	16,000	Technical services
The Brink’s Company	3,482	62,150	Security and alarm services
UniFirst Corporation	1,666	14,000	Diversified support services
Waste Connections, Inc.	4,744	15,283	Waste management
Stericycle, Inc.	3,549	25,000	Environmental and facility services
Median	3,416	15,283

The Compensation Committee reviews the peer group annually and makes adjustments if necessary (for example, to remove companies in the case of an acquisition).

32	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation-Setting Process

Decision-Making Processes

The Compensation Committee takes into account a number of factors in setting compensation and incentive award opportunities for our executive officers. These decisions are made with a view to reaching an overall result that the Committee believes is appropriate and fair to each executive officer – both in absolute terms and relative to the compensation of the other executive officers – and fair as well to Stericycle and to our stockholders. The Committee also considers each executive officer’s role, contribution to our performance, and the officer’s compensation history in making compensation decisions.

Compensation decisions are typically made at the regular meeting of the Compensation Committee during the fourth quarter of the prior year based on market study results and year-to-date performance of the Company and the executive officers. The Committee considers these results in determining the executive officers’ annual cash performance bonuses for the current year and their base salaries and annual cash performance bonus targets for the upcoming year.

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other NEOs, but management generally does not otherwise participate in the Committee’s decisions. The Committee provides a recommendation for the salary of our NEOs, but the Board must provide final approval.

Decisions regarding the annual stock option and RSU grants to our executive officers and to our employees generally are made during the first Compensation Committee meeting of the year, subject to approval by the Board of Directors. The Committee determines the annual stock option and RSU grants to our executive officers taking into account (i) our overall operating performance, (ii) each executive officer’s individual responsibilities and performance, (iii) competitive market data, (iv) prior stock option and RSU grants, and (v) the goal of limiting stock option and RSU grants to no more than 10% of our fully-diluted shares over a trailing five-year period, thus averaging dilution of no more than 2% a year.

Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP, as its independent compensation consultant, to review our executive compensation philosophy and practices and the composition of our peer group of companies. After a review of the factors prescribed by SEC and Nasdaq rules and regulations, the Compensation Committee determined that Deloitte Consulting LLP is independent.

2018 Compensation Program Highlights

Base Salaries

The table below illustrates the NEOs’ base salaries over the past three fiscal years.

	2018 Salary	2017 Salary		2016 Salary
Mr. Alutto	$1,000,000	$1,000,000		$585,000
Ms. Miller	625,000	N/A	*	N/A	*
Mr. Ginnetti	550,000	550,000		380,000
Mr. Rogers	400,000	N/A	*	N/A	*
Ms. Abdulmassih	370,000	370,000		N/A	**
Mr. Arnold	550,000	550,000		380,000
Ms. Frank	400,000	400,000		325,000

*	Ms. Miller and Mr. Rogers were not NEOs in 2017 or 2016.

**	Ms. Abdulmassih was not an NEO in 2016.

Stericycle, Inc. - 2019 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation Program Highlights

With the increases phased in over the 2015-2017 period, base salaries for the majority of our NEOs are in line with the median for our peer group. For 2019, the Compensation Committee engaged its compensation consultant to conduct an independent review of executive officer salaries, as it had been several years since the last such review. After considering the results of the independent review, the

Compensation Committee approved salary increases for two of our executive officers and a cash incentive target increase for one executive officer, to be effective January 1, 2019. See “Our Executive Compensation Program for 2019”. The remaining executive officers did not receive increases to base compensation or to cash incentive targets for 2019.

Annual Cash Performance Bonuses

Our annual cash performance bonus program is intended to reward our executive officers for achieving our annual operating plans and budgets. Each executive officer is eligible for an annual cash performance bonus equal to a specified percentage of base salary.

Our executive officers earn annual cash performance bonuses based upon the achievement of Adjusted EBITDA targets developed from our annual operating plan and budget and Adjusted ROIC targets.

As a result, 70% of each NEO’s 2018 annual cash performance bonus was tied to achievement of our Adjusted EBITDA goal and 30% was tied to achievement of our Adjusted ROIC goal.

Performance Goals for 2018

Based upon our annual business plans, the Compensation Committee established minimum, target, and maximum achievement levels for the Adjusted EBITDA portion of the annual cash performance bonus.

For 2018, the Adjusted EBITDA target was $800 million. There was no payout for this metric if we failed to attain Adjusted EBITDA of $752 million, and the payout for performance at or above the maximum goal of $840 million was capped at 200%.

As with the Adjusted EBITDA portion of the bonus, the Compensation Committee fixed minimum, target, and maximum Adjusted ROIC performance goals and related payout percentages. For 2018, the Adjusted ROIC target was 8.00%. There was no payout for this metric if we failed to attain the minimum Adjusted ROIC of 6.96%, and the payout for performance at or above the maximum goal of 9.04% was capped at 200%.

The following table shows how different levels of actual Adjusted EBITDA and Adjusted ROIC were designed to affect the payout.

	Adjusted EBITDA Cash Bonus Program for 2018 70% Total Cash Bonus			Adjusted ROIC Cash Bonus Program for 2018 30% Total Cash Bonus
	Percentage of Award Payout	Percent Adjusted EBITDA Attainment	Adjusted EBITDA Target (in $ millions)	Percentage of Award Payout	Adjusted ROIC Target
Minimum	50%	94%	$ 752	50%	6.96%
Target	100%	100%	800	100%	8.00%
Maximum	200%	105% or more	840 or more	200%	9.04% or more

Both sets of performance targets allow for payout of the annual cash performance bonuses at levels that increase proportionally from the minimum tier (an annual cash performance bonus equal to the specified percentage of the executive officer’s base salary) to the maximum.

34	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation Program Highlights

For 2018, the annual cash performance bonus percentages for our named executive officers were as follows:

	Base Salary	Cash Performance Bonus Percentage
Mr. Alutto	$1,000,000	100%
Ms. Miller(1)	625,000	–
Mr. Ginnetti	550,000	75%
Mr. Rogers	400,000	60%
Ms. Abdulmassih	370,000	65%
Mr. Arnold	550,000	75%
Ms. Frank(2)	400,000	60%
(1)	Ms. Miller was not eligible for a 2018 cash performance bonus.

(2)	Ms. Frank did not receive a 2018 cash performance bonus due to her resignation in November, 2018.

Performance Results for 2018

Our Adjusted EBITDA for 2018 for purposes of the annual cash performance bonus program was $727 million and was below threshold. Our Adjusted ROIC performance in 2018 for purposes of the annual cash performance bonus program was 7.59% or 95.1% of target. These performance results resulted in an annual cash bonus payout equal to 24.2% of target, as illustrated below:

0% Adjusted EBITDA Payout x 70% 80.6% Adjusted ROIC Payout x 30% 24.2% Performance Bonus Payout Percentage

Long-Term Equity Incentive Awards

The Compensation Committee’s first step when making long-term equity incentive awards is to determine the desired total grant date fair value of each NEO’s award in the manner described above under “Our Compensation-Setting Process.” For 2018, 1/3 of that total amount was awarded in the form of stock options, 1/3 of that total amount was awarded in the form of time-based RSUs and the remaining 1/3 was awarded in the form of performance-based RSUs.

Stock Option Grants for 2018

Until 2016, executive officers’ long-term incentive awards were entirely in the form of stock options. With the addition of time-based RSUs and performance-based RSUs to the long-term incentive program, stock options constituted approximately one third of our NEOs’ long-term compensation in 2018.

The Compensation Committee believes stock options provide strong performance incentives. Our stock options are always granted at the closing price of our common stock on the date of the grant.

Stock options vest over a period of five years and must be exercised within eight or ten years, depending on the terms of the grant. The value of stock options depends entirely on the growth in the value of our common stock in the years after the options are issued. Accordingly, the executive officers’ stock options provide an incentive for sustained levels of superior performance that contribute to our overall success as reflected in the market price of our common stock, which benefits all of our stockholders.

Stericycle, Inc. - 2019 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation Program Highlights

The 2018 stock option awards for our named executive officers were as follows:

	Number of Stock Options	Grant Date Fair Value
Mr. Alutto	76,509	$1,289,942
Ms. Miller	60,391	894,995
Mr. Ginnetti	28,605	482,280
Mr. Rogers	14,485	244,217
Ms. Abdulmassih	13,905	234,438
Mr. Arnold	28,605	482,280
Ms. Frank	14,979	252,546

Time-based Restricted Stock Units for 2018

Time-based RSUs constituted approximately one-third of our NEO’s long-term incentive compensation in 2018, and their use is consistent with the pay practices of our peers. The number of RSUs awarded to an NEO is determined based on the target grant date fair value of the NEO’s total equity award. The time-based RSUs granted to executive officers in 2018 vest in equal annual installments over five years, beginning on the first anniversary of the grant date.

During 2018, the Compensation Committee granted time-based RSU awards to our named executive officers as follows:

	Time-based Restricted Stock Units	Grant Date Fair Value
Mr. Alutto	19,127	$1,186,639
Ms. Miller	11,159	566,654
Mr. Ginnetti	7,151	443,648
Mr. Rogers	3,621	224,647
Ms. Abdulmassih	3,476	215,651
Mr. Arnold	7,151	443,648
Ms. Frank	3,744	232,278

36	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2018 Compensation Program Highlights

Performance-based Restricted Stock Units for 2018

Performance-based RSUs are the final one-third of our NEO’s long-term incentive compensation and are also aligned with our peer group’s long-term incentive pay practices. The number of performance-based RSUs awarded to an NEO is determined based on the target grant date fair value of the NEO’s total equity award. Performance-based RSUs granted to executive officers vest, if at all, in equal installments over three years, depending on achievement during each year of the applicable annual EPS performance goal.

During 2018, the Compensation Committee granted performance-based RSU awards to our named executive officers as follows:

	Performance-based Restricted Stock Units	Grant Date Fair Value
Mr. Alutto	19,127	$395,546
Ms. Miller	15,778	255,555
Mr. Ginnetti	7,151	147,883
Mr. Rogers	3,621	74,882
Ms. Abdulmassih	3,476	71,884
Mr. Arnold	7,151	147,883
Ms. Frank	3,744	77,426

The Company began the practice of granting performance-based RSUs in 2017. The first performance period ended December 31, 2017 and no performance-based RSUs were earned for that period. The second performance period ended December 31, 2018 and 43% of the first tranche of the performance-based RSUs granted in 2018 and 43% of the second tranche of the performance-based RSUs granted in 2017 were earned.

Similar to 2017, the Compensation Committee established minimum and maximum achievement levels with respect to the 2018 Adjusted EPS goal of $4.42 and $4.65,

respectively. Performance in between these two points is interpolated on a straight-line basis to determine the vesting of shares. No performance-based RSUs vest if we failed to attain a minimum Adjusted EPS of $4.42, and the payout for performance at or above 98% of the target of $4.65 is capped at 100%.

Our Adjusted EPS for 2018 for purposes of the performance-based RSU program was $4.45 or 95.7% of target, resulting in the vesting of 43% for the applicable tranches of the 2017 and 2018 performance-based RSU grants.

Stericycle, Inc. - 2019 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program for 2019

Our Executive Compensation Program for 2019

Compensation Program for 2019

We did not make any changes to the base salaries or cash bonus targets for the NEOs with respect to 2018. After conducting a market analysis with our independent advisor during 2018, we made several changes to our compensation programs for 2019. At an individual level, we made salary adjustments for Mr. Rogers and Mr. Ginnetti and a bonus target change for Mr. Rogers to align their pay more closely with the market. These changes were effective January 1, 2019.

We also redesigned our equity program to better align with market practices, including changes in the vesting schedule and grant amounts and the addition of a retirement provision which extends the option exercise period for employees who leave the company due to retirement. First, the vesting period for our stock option and RSU grants was changed for 2019 awards to three years (compared to our previous practice of five years). Second, because the grants are now vesting more quickly, grant amounts were reduced in order to align with the vesting period and market norms. Third, beginning with the 2019 awards, we added a retirement provision for stock option grants that allows retirees a period of up to 12 months to exercise any vested options upon termination instead of the usual 90 days. Retirees are defined as team members who leave Stericycle at age 65, or age 55 or greater with at least 10 years of service.

We believe these changes made in 2019 are consistent with our compensation philosophy, which stresses that compensation for our NEOs (and for all other employees) must be performance-based, but also aligned with the median compensation amounts and pay practices awarded by our peers to ensure we can continue to attract and retain a consistent pipeline of high caliber talent. The equity awards granted in March 2018 and 2019 also provide for “double-trigger” vesting in connection with a change in control. Noted below is a summary of the changes for 2019.

Plan Impacted	Key Changes	Reasons
Base salary	Most NEO salaries were unchanged compared to 2018 (two changes were made effective January 1, 2019)	To keep base salaries aligned with the median of our peer group
Annual cash bonus	Most NEO cash bonus opportunities were unchanged compared to 2018 (one change was made effective January 1, 2019)	To keep target cash compensation aligned with the median of our peer group and reflect company performance
	Maintained metric weightings at 70% Adjusted EBITDA and 30% Adjusted ROIC	To maintain the emphasis on key metrics that represent Company performance
Stock options	Maintained the stock option component of the total long-term incentive award at one third	To continue to align management and stockholder interests by providing an incentive, the value of which depends entirely on the growth in the value of our common stock
Time-based RSUs	Maintained the time-based RSU component of the total long-term incentive award at one third	To allow for a balanced long-term incentive mix that is consistent with market norms
Performance-based RSUs

Maintained the performance-based RSU component of the long-term incentive award at one third.

Performance-based RSUs vest, or not, in three equal annual installments based on annual EPS performance goals

To maintain the rigor and stockholder focus of the long-term equity incentive program by tying a significant portion of the NEOs’ award to EPS
Peer group	No changes were made to the peer group	Peer group analysis showed that the current peer group, with changes made in 2017, is an appropriate benchmark for the Company
Vesting period and grant amounts for stock options and RSUs	Changed the vesting period for 2019 stock option and RSU grants to three years (compared to a previous practice of five years) and reduced grant amounts accordingly	To align more closely with market practices and offer an equity program that is competitive with the market without increasing overall expense
Retirement provision for stock option exercise period	Added a retirement provision for stock option grants that allows retirees a period of up to 12 months to exercise any vested options upon termination instead of the usual 90 days	To align more closely with market practices and offer an equity program that is competitive with the market without increasing overall expense

38	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program for 2019

Currently, performance-based RSUs vest ratably over a three-year period with performance goals for each tranche set annually according to each year’s business plan. Due to the business transformation and portfolio rationalization initiatives that the Company has undertaken, the annual goal-setting process has been necessary to achieve alignment between the performance targets and the annual business plan. Beginning in 2020, the Committee expects to recommend that performance-based RSUs vest at the end of a three year performance period, rather than ratably throughout the three-year period. Further, the Committee intends to change the goal-setting process from an annual process to an approach which incorporates a three year measurement period for the chosen metric.

The Committee did not implement any changes in executive compensation during 2018 as a direct result of the stockholders’ advisory vote. The most recent vote regarding “say on pay” for our executive compensation program indicated that our stockholders support the Compensation Committee’s strategy of awarding competitive compensation featuring rigorous performance-based incentive opportunities. During the 2018 “say on pay vote,” we received 90.0% support (or 89.8%, including abstentions) “for” the executive compensation program.

2019 Executive Compensation Plans

In order to maintain competitiveness with the market but reflect our company’s overall performance, the Committee approved compensation plans for our NEOs that included increases in base salary for Mr. Ginnetti and Mr. Rogers, an increase in the cash performance incentive for Mr. Rogers, and a three-part equity program. The compensation plans for our named executive officers in 2019 are as follows (no information is given for those executives who are no longer employed by the Company):

	Base Salary	Cash Performance Bonus Percentage	Granted Stock Options	Granted Performance-Based RSUs	Granted Time-based RSUs
Mr. Alutto	$1,000,000	100%
Ms. Miller(1)	625,000	90%	41,417	12,005	12,005
Mr. Ginnetti	575,000	75%	24,654	7,146	7,146
Mr. Rogers	500,000	70%	16,567	4,802	4,802
(1)

Ms. Miller’s compensation as Chief Executive Officer has not yet been determined. When such compensation has been finally determined, the Company will make a public announcement, by means of an amendment to a Current Report on Form 8-K or otherwise.

Executive Severance and Change in Control Plan

Upon the recommendation of the Compensation Committee, the Board of Directors adopted a plan for executive severance, including following a change in control. The plan, which went into effect on September 1, 2016, applies to all the named executive officers. Stericycle introduced this plan in order to be competitive with the market and enhance retention.

Under the plan, named executive officers are entitled to benefits in the event of a termination of employment by us other than for “Cause”, “Death” or “Disability” (as each is defined in the plan). A covered executive will receive the following benefits so long as the executive executes and honors a full waiver and release of claims against Stericycle, as well as non-competition, non-solicitation, confidentiality and other restrictive covenants that we may deem necessary to protect our interests:

•	An amount equal to the actual annual incentive the executive would have been paid had the executive remained employed on the payment date applicable to then current employees, prorated based on the executive’s period of service through the executive’s termination date.
•	An amount equal to the sum of the executives’ base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”

•	For the Chief Executive Officer, the severance multiple is two.

•	For all other executives, the severance multiple is one.

•	Non-qualified deferred compensation benefits and employee welfare benefits pursuant to the terms of the applicable plans and policies.

•	Payment of or reimbursement for the cost of COBRA premiums in connection with the executive’s medical, vision, prescription and dental coverage in effect as of the date of termination, to the extent such premiums exceed the premiums paid for similar provided coverage by active employees, for up to twenty-four months.

•	Reimbursement for outplacement benefits up to $25,000.

For involuntary termination (other than for “Cause”) associated with a change in control, which includes voluntary termination for “Good Reason” (as defined in the plan)

Stericycle, Inc. - 2019 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Matters

within 24 months after a change in control, the benefits above remain in place but the annual incentive payment and the severance multiple changes, as follows:

•	An amount equal to the executive’s target annual incentive, prorated based on the executive’s period of service through the executive’s termination date.

•	An amount equal to the sum of the executives’ base salary and target annual incentive, each determined as of the termination date, multiplied by the applicable “severance multiple.”

•	For the Chief Executive Officer, the severance multiple is three.

•	For all other executives, the severance multiple is two.

In situations involving voluntary termination other than for Good Reason during the 24-month post-change period or termination for cause, we would only be required to pay accrued obligations to the employee.

Other Compensation Matters

Retirement Plans and Deferred Compensation Arrangements

Our Board of Directors adopted the Stericycle, Inc. Supplemental Retirement Plan effective for deferrals of compensation on and after April 1, 2017. Our named executive officers are eligible to participate in the plan. The Plan is unfunded and designed to be a nonqualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.

Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by us for that year (the “Company Discretionary Contributions”). Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant).

The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to fifteen years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account, subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.

The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause (as defined in the Plan).

Perquisites and Personal Benefits

We provide limited perquisites and personal benefits to our executive officers. See “2018 Summary Compensation Table – All Other Compensation” and the related footnotes.

Stock Ownership Guidelines

All of our executive officers and non-employee directors are expected to hold a minimum position in our common stock. We established this program to help align the long-term interests of our executive officers and non-employee directors with those of our stockholders.

Stock Ownership Guideline
Chief Executive Officer	Four times his or her annual base salary
Other NEOs	Three times their respective annual base salaries
Non-Employee Directors	Four times their respective annual cash retainers

40	Stericycle, Inc. - 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Other Compensation Matters

Although there is no specific period of time in which the executive officers and non-employee directors are required to achieve the applicable ownership threshold, they are expected to make continuous progress toward that goal, and to comply with the following retention ratios until such guidelines have been achieved:

•	The CEO must hold 75% of the net shares acquired upon the vesting or exercise of any equity awards (“Net Profit Shares”) until the minimum position requirement has been achieved; and

•	The other NEOs must hold 50% of their respective Net Profit Shares until the minimum position requirement has been achieved.

•	The non-employee directors must retain 75% of their Net Profit Shares until the minimum position requirement has been achieved.

Shares that will count toward achievement of the stock ownership guidelines include:

•	Shares owned outright (including employee stock purchase plan shares and securities convertible into shares of common stock on an as-converted basis) by the executive officer or director or any of such person’s immediate family members residing in the same household;
•	Shares held in trust for the benefit of the executive officer or director or such person’s family;

•	Shares held in our employee benefit plans, including the 401(k) Savings Plan;

•	Shares obtained through stock option exercises and the in-the-money value of vested and unvested stock options; and

•	Shares of unvested restricted stock and RSUs.

Compliance with these stock ownership guidelines is measured periodically by our internal team responsible for handling executive compensation matters, and the results of such measurement are reported to the Compensation Committee at least once per year. On each measurement date, compliance is measured using each executive officer’s base salary then in effect, and the average trailing 180-day trading price per share of our common stock on the Nasdaq Stock Market on such date. Once an executive officer has achieved the applicable ownership threshold, that person will be considered in compliance, regardless of any change in the price of our common stock, so long as such person continues to own at least the number of shares of our common stock and other awards owned at the time of achieving that threshold.

Anti-Hedging and Anti-Pledging; Clawbacks

See “Corporate Governance – Anti-Hedging and Anti-Pledging Policy” and “Clawback Policy” for a discussion of Company policies with respect to these matters.

Stericycle, Inc. - 2019 Proxy Statement	41

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s executive management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Thomas D. Brown, Chairman

Lynn D. Bleil

Thomas F. Chen

Stephen C. Hooley

Mike S. Zafirovski

42	Stericycle, Inc. - 2019 Proxy Statement

2018 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid or earned for the fiscal years noted in the table by our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensations(4) ($)	Total ($)
Charles A. Alutto President and Chief Executive Officer	2018	$1,000,000	$–		$1,289,942	$1,582,185	$241,800	$5,693	$4,119,620
	2017	$1,000,000	$–		$1,317,342	$1,495,299	$–	$3,000	$3,815,641
	2016	$585,000	$–		$2,136,579	$780,840	$112,978	$2,000	$3,617,397
Cindy J. Miller President and Chief Operating Officer	2018	$156,250	$–		$894,995	822,209	$–	$33,526	$1,906,980
Daniel V. Ginnetti Executive Vice President and Chief Financial Officer	2018	$550,000	$–		$482,280	$591,531	$99,743	$3,000	$1,726,554
	2017	$550,000	$–		$489,363	$555,444	$–	$3,000	$1,597,807
	2016	$380,000	$–		$903,940	$330,249	$48,925	$2,000	$1,665,114

Kurt M. Rogers Executive Vice President and General Counsel	2018	$400,000	$–		$244,217	$299,529	$58,032	$3,000	$1,004,778
Ruth-Ellen Abdulmassih	2018	$370,000	$327,541	(5)	$234,438	$287,535	$58,153	$26,681	$1,304,348
Executive Vice President, Communications and Related Services	2017	$370,000	$–		$234,882	$266,608	$–	$41,579	$913,069

Joseph B. Arnold Former Executive Vice President and Chief Operating Officer	2018	$550,000	$–		$482,280	$591,531	$99,743	$1,012,005	$2,735,559
	2017	$550,000	$–		$489,363	$555,444	$–	$3,000	$1,597,807
	2016	$380,000	$–		$903,940	$330,249	$48,925	$2,000	$1,665,114

Brenda R. Frank Former Executive Vice President and Chief People Officer	2018	$367,692	$198,616	(6)	$252,546	$309,704	$–	$19,571	$1,148,129
	2017	$400,000	$–		$254,462	$288,835	$–	$18,113	$961,410
	2016	$325,000	$775,000	(7)	$279,402	$389,908	$31,383	$–	$1,800,693

(1)

The amounts shown represent the aggregate grant date fair value of the awards for fiscal years 2018, 2017 and 2016. We calculated these amounts in accordance with the provisions of FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2018, Note 12 to our financial statements for the fiscal year ended December 31, 2017, and in Note 6 to our financial statements for the fiscal year ended December 31, 2016.

(2)

The amounts shown represent the aggregate grant date fair value of the awards for fiscal years 2018, 2017 and 2016, determined in accordance with FASB ASC Topic 718, based on the closing price of our common stock on the date of the grant. The grant date fair value of time-based RSUs granted in 2018 and performance-based RSUs granted in 2018 are as follows:

Name	Time-Based RSUs	Performance-Based RSUs
Charles A. Alutto	$1,186,639	$395,546
Cindy J. Miller	566,654	255,555
Daniel V. Ginnetti	443,648	147,883
Kurt M. Rogers	224,647	74,882
Ruth-Ellen Abdulmassih	215,651	71,884
Joseph B. Arnold	443,648	147,883
Brenda R. Frank	232,278	77,426

Because the performance-related component of the performance-based RSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect to one-third of the total performance-based RSUs in each year of the three-year performance cycle. For 2018, with respect to each of the named executive officers other than Ms. Miller, the grant date fair value of the performance-based RSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date of March 1, 2018 of $62.04 and the probable outcome of target performance of the annual performance-related component for 2018. With respect to Ms. Miller, the grant date fair value of the performance-based RSUs is based on our closing stock price on the grant due of March 12, 2019 of $48.59. Such grant relates to Ms. Miller’s hiring in October 2018. With respect to the performance-based RSUs, target performance and maximum performance are the same.

(3)	The amounts shown represent the gross amounts of the named executive officer’s annual cash incentive for the applicable fiscal year.

Stericycle, Inc. - 2019 Proxy Statement	43

2018 SUMMARY COMPENSATION TABLE

(4)

With respect to Mr. Alutto, represents $3,000 for 401(k) matching contributions and $2,693 spousal travel. With respect to Mr. Ginnetti and Mr. Rogers, represents only our matching 401(k) plan contributions for the fiscal years noted. With respect to Ms. Miller, represents $18,674 relocation expenses and $14,852 tax gross up. With respect to Mr. Arnold, represents $3,000 for 401(k) matching contributions and $1,009,005 payable pursuant to a separation agreement. With respect to Ms. Frank, represents $5,007 spousal travel and $14,564 for commuting and travel expenses reimbursed by the Company. With respect to Ms. Abdulmassih, represents $3,000 for 401(k) matching contributions and $23,681 for commuting and travel expenses reimbursed by the Company. With respect to such relocation, commuting and travel expenses, the aggregate incremental cost to our Company is determined by the amounts paid to third-party providers.

(5)	Represents bonuses paid to Ms. Abdulmassih in connection with certain special projects.

(6)	Represents a retention bonus and bonuses paid to Ms. Frank in connection with certain special projects.

(7)	Represents a bonus paid to Ms. Frank as part of the transition from her former employment agreement with Shred-it.

44	Stericycle, Inc. - 2019 Proxy Statement

2018 GRANTS OF PLAN-BASED AWARDS

The following table provides information about the plan-based awards for our named executive officers during 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles A. Alutto		500,000	1,000,000	2,000,000
	3/01/2018								76,509	62.04	1,289,942
	3/01/2018							19,127			1,186,639
	3/01/2018				4,782	19,127	19,127				395,546
Cindy J. Miller		281,250	562,500	1,125,000
	11/01/2018								60,391	50.78	894,995
	11/01/2018							11,159			566,654
	3/12/2019				3,945	15,778	15,778				255,555
Daniel V. Ginnetti		206,250	412,500	825,000
	3/01/2018								28,605	62.04	482,280
	3/01/2018							7,151			443,648
	3/01/2018				1,788	7,151	7,151				147,883
Kurt M. Rogers		120,000	240,000	480,000
	3/01/2018								14,485	62.04	244,217
	3/01/2018							3,621			224,647
	3/01/2018				905	3,621	3,621				74,882
Ruth-Ellen Abdulmassih		120,250	240,500	481,000
	3/01/2018								13,905	62.04	234,438
	3/01/2018							3,476			215,651
	3/01/2018				869	3,476	3,476				71,884
Joseph B. Arnold		206,250	412,500	825,000
	3/01/2018								28,605	62.04	482,280
	3/01/2018							7,151			443,648
	3/01/2018				1,788	7,151	7,151				147,883
Brenda R. Frank		120,000	240,000	480,000
	3/01/2018								14,979	62.04	252,546
	3/01/2018							3,744			232,278
	3/01/2018				936	3,744	3,744				77,426
(1)

These amounts consist of the threshold, target and maximum cash award levels set in 2018 under the annual cash performance bonus program. Please see “Compensation Discussion and Analysis” for further information regarding the annual cash performance bonus program.

(2)

The amounts shown at target represent the aggregate number of performance-based RSUs that may be earned under the long-term incentive plan. The performance-based RSUs vest, if at all, in three annual installments based on annual EPS performance goals. The earnout percentage may range from 0% to 100% of the target performance-based RSUs granted, with a range of 25%-100% earned at threshold to maximum performance. See “Long-Term Equity Incentive Awards – Performance-based Restricted Stock Units for 2018” in “Compensation Discussion and Analysis” above.

(3)

The amounts represent the time-based RSUs granted under the long-term incentive plan to the named executive officers. The time-based RSUs vest in equal annual installments over five years, beginning on the first anniversary of the grant date, provided that the executive is still employed by the Company on the vesting date. Please see “Compensation Discussion and Analysis” for further information regarding these RSU grants.

(4)

These amounts represent stock options granted under the long-term incentive plan to the named executive officers. These options vest in equal annual installments over five years, beginning on the first anniversary of the grant date, provided that the executive is still employed by the Company on the applicable vesting date. Please see “Compensation Discussion and Analysis” for further information regarding these stock option awards.

(5)

The grant date fair value of each time-based RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the applicable grant date. Because the performance-related component of the performance-based RSUs is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date fair value to be calculated with respect

Stericycle, Inc. - 2019 Proxy Statement	45

2018 GRANTS OF PLAN-BASED AWARDS

to one-third of the total performance-based RSUs in each year of the three-year performance cycle. For 2018, the grant date fair value of the performance-based RSUs, as measured in accordance with FASB ASC Topic 718, is based on our closing stock price on the grant date and the probable outcome of target performance of the annual performance-related component for 2018. With respect to the performance-based RSUs, target performance and maximum performance are the same. The grant date fair value of each option award was calculated in accordance with the provisions of FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2018.

46	Stericycle, Inc. - 2019 Proxy Statement

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding equity awards held by the named executive officers as of December 31, 2018.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Charles A. Alutto	–	76,509	62.04	3/1/2026
	6,984	–	63.00	7/30/2020
	31,890	–	85.00	2/8/2021
	97,073	23,800	115.69	2/11/2022
	60,000	–	86.24	2/13/2022
	66,000	44,000	130.19	2/6/2023
	147,671	–	95.87	2/20/2023
	1,873	–	115.69	2/11/2024
	2,435	–	130.19	2/6/2025
	42,163	63,243	111.12	2/5/2024
	1,007	–	115.54	2/26/2026
	13,456	53,824	83.35	2/16/2025
	341	–	82.93	2/24/2027	34,108	1,251,423	7,024	257,711
Cindy J. Miller	–	60,391	50.78	11/1/2026	11,159	409,423
Daniel V. Ginnetti	–	28,605	62.04	3/1/2026
	12,000	–	51.55	2/9/2020
	10,700	–	85.00	2/8/2021
	12,000	3,000	115.69	2/11/2022
	11,200	–	86.24	2/13/2022
	6,000	1,500	116.81	8/1/2022
	27,000	18,000	130.19	2/6/2023
	14,550	–	95.87	2/20/2023
	17,838	26,757	111.12	2/5/2024
	508	–	115.54	2/26/2026
	4,999	19,994	83.35	2/16/2025
	147	–	82.93	2/24/2027	12,934	474,548	2,621	96,164
Kurt M. Rogers	2,399	9,596	76.41	7/24/2025
		14,485	62.04	3/1/2026	5,541	203,299	1,305	47,880

Stericycle, Inc. - 2019 Proxy Statement	47

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) UnExercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Ruth-Ellen Abdulmassih	554	–	55.57	3/1/2020
	8,700	–	85.00	2/8/2021
	6,400	3,200	115.69	2/11/2022
	8,700	–	86.24	2/13/2022
	711	–	86.89	2/28/2022
	2,000	–	85.57	4/11/2022
	756	–	97.36	3/7/2023
	7,200	7,200	130.19	2/6/2023
	9,700	1,939	95.87	2/20/2023
	2,000	1,000	111.63	4/22/2022
	1,192	–	136.285	3/5/2025
	1,021	–	116.01	3/11/2026
	2,400	9,596	83.35	2/16/2025
	–	13,905	62.04	3/1/2026
	4,217	6,324	111.12	2/5/2024	6,268	229,973	1,269	46,560
Joseph B. Arnold	5,061	–	46.83	2/10/2019
	404	–	47.24	3/2/2019
	11,500	–	51.55	2/9/2020
	792	–	55.57	3/1/2020
	11,200	–	85.00	2/8/2021
	629	–	83.88	3/1/2021
	12,000	3,000	115.69	2/11/2022
	11,200	–	86.24	2/13/2022
	711	–	86.89	2/28/2022
	6,000	1,500	110.14	4/14/2022
	27,000	18,000	130.19	2/6/2023
	14,550	–	95.87	2/20/2023
	448	–	97.36	3/7/2023
	337	–	130.19	2/6/2025
	17,838	26,757	111.12	2/5/2024
	508	–	115.54	2/26/2026
	4,999	19,994	83.35	2/16/2025
	147	–	82.93	2/24/2027
	–	28,605	62.04	3/1/2026	12,934	474,548	2,621	96,164
Brenda R. Frank	4,200	–	124.32	11/2/2023
	5,514	–	111.12	2/5/2024
	–	–	62.04	3/1/2026

48	Stericycle, Inc. - 2019 Proxy Statement

2018 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(1)

Other than options listed with expiration dates of February 11, 2022, April 14, 2022, February 5, 2024, November 2, 2023, and February 6, 2025 and February 24, 2027 which have 8-year terms and expire on the eighth anniversary of the option grant date, these options have 10-year terms and expire on the tenth anniversary of the option grant date. Options generally vest at the rate of one-fifth (20%) of the option shares on each of the first five anniversaries of the option grant date.

(2)	Represents time-based RSUs that generally vest in 20% increments on each of the first through fifth year anniversaries of the date of grant.

(3)	Market value is based on the share price of $36.69 as of December 31, 2018.

(4)

The numbers shown represent performance-based RSUs, which vest, if at all, in three equal annual installments based on annual EPS performance goals. Pursuant to SEC rules, the amounts shown reflect the number of units that may be earned over the three-year period if the threshold level of EPS is achieved in each of the years.

Stericycle, Inc. - 2019 Proxy Statement	49

2018 OPTION EXERCISES AND STOCK VESTED

The following table summarizes information regarding stock options exercised by the named executive officers and restricted stock unit awards to the named executive officers that vested during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(2)
Charles A. Alutto	27,000	237,211	4,096	303,931
Cindy J. Miller
Daniel V. Ginnetti	10,000	234,450	1,593	117,952
Kurt M. Rogers			479	33,123
Ruth-Ellen Abdulmassih			769	55,535
Joseph B. Arnold			1,593	117,952
Brenda R. Frank			702	52,396

(1)	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.

(2)

Represents the market value of the shares issued in settlement of RSU awards on the date of the awards vested, calculated using the closing sale price reported on the Nasdaq Global Select Market on the vesting date.

50	Stericycle, Inc. - 2019 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN-CONTROL

The Board of Directors adopted a plan for executive severance, including but not limited to following a change in control, which went into effect on September 1, 2016. For further discussion of the executive severance plan, see “Executive Severance and Change in Control Plan” in the “Compensation Discussion and Analysis” section above.

Additionally, the Company’s long-term incentive plans and award agreements provide for the following treatment of awards:

•

Upon a change in control, stock options and time-based RSU awards will vest in full and performance-based RSU awards will vest at target level and any restrictions on shares underlying the awards shall lapse.

•

Upon a termination of employment due to death, stock options and time-based RSU awards will vest in full and performance-based RSU awards will vest at target level, without regard to satisfaction of performance targets. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) the first anniversary of the executive’s death or (ii) the option’s expiration date.

•

For terminations of employment other than by reason of death, any unvested portion of an award shall lapse and be canceled as of the executive’s termination date. In the case of stock options, the vested portion of the option will expire upon the earlier of (i) 90 days after the executive’s termination date or (ii) the option’s expiration date.

Payments upon a Termination Following a Change in Control

Name	Severance(1)	Pro-Rated Annual Incentive(2)	Stock Options(3)	RSUs(4)	Continued Welfare and Other Benefits(5)	Total
Charles A. Alutto	$6,000,000	$241,800	–	$2,282,301	$64,100	$8,588,201
Cindy J. Miller	1,250,000	–	–	409,423	64,100	1,723,523
Daniel V. Ginnetti	1,925,000	99,743	–	859,170	64,100	2,948,013
Kurt M. Rogers	1,280,000	58,032	–	394,858	64,100	1,796,990
Ruth-Ellen Abdulmassih	1,221,000	58,153	–	416,211	64,100	1,759,464

Payments upon a Termination other than for Cause, Disability or Death (Without a Change in Control)

Name	Severance(6)	Pro-Rated Annual Incentive(2)	Stock Options	RSUs	Continued Welfare and Other Benefits(5)	Total
Charles A. Alutto	$4,000,000	$241,800	–	–	$64,100	$4,305,900
Cindy J. Miller	625,000	–	–	–	64,100	689,100
Daniel V. Ginnetti	962,500	99,743	–	–	64,100	1,126,343
Kurt M. Rogers	640,000	58,032	–	–	64,100	762,132
Ruth-Ellen Abdulmassih	610,500	58,153	–	–	64,100	732,753

(1)

In accordance with the Executive Severance and Change-in-Control Plan (the “Executive Severance Plan”), amounts in this column represent severance payments equal to three times for Mr. Alutto and two times for the other named executive officers the sum of the executive officer’s base salary and target annual incentive

(2)

In accordance with the Executive Severance Plan, the executive will receive a prorated annual incentive for the year in which the termination occurs, calculated based on actual performance during the year.

(3)

Stock options will vest in full upon (i) a change in control regardless of a termination or (ii) death. The value shown for stock options is zero given that all unvested option shares that would vest following a change in control or death were granted at an option price higher than the closing stock price of $36.69 per share on December 31, 2018.

(4)

Time-based RSUs will vest in full and performance-based RSUs will vest at target level upon (i) a change in control regardless of a termination or (ii) death. The value shown for RSUs was determined by multiplying the closing stock price of $36.69 per share on December 31, 2018 by the number of unvested time-based and performance-based RSUs that would vest upon a change in control or death.

(5)

In accordance with the Executive Severance Plan, amounts in this column represent $25,000 in outplacement services plus approximately $39,100 for the continuation of medical, dental, and life insurance for a period of 24 months.

(6)

In accordance with the Executive Severance Plan, amounts in this column represent severance payments equal to two times for Mr. Alutto and one time for the other named executive officers the sum of the executive officer’s base salary and target annual incentive. We paid Mr. Arnold $1,009,005 with respect to his separation in 2018. We did not make any payments to Ms. Frank pursuant to the Executive Severance Plan, in connection with her resignation in 2018.

Stericycle, Inc. - 2019 Proxy Statement	51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN-CONTROL

Nonqualified Deferred Compensation

On February 28, 2019, in connection with Mr. Alutto’s May 2, 2019 retirement and resignation from his position as Chief Executive Officer and a member of the Board, respectively, the Company entered into a transition agreement with Mr. Alutto (the “Agreement”). Pursuant to the Agreement, Mr. Alutto will receive, in addition to any accrued obligations: (i) continued payment of his current base salary through the date of his retirement; (ii) cash separation pay, payable in accordance with the Company’s Executive Severance and Change in Control Plan, equal to two times the sum of his base salary and target annual incentive for 2019; and (iii) pro-rata payment, through the date of his retirement, of his 2019 annual cash incentive, based on actual Company performance, payable in the first quarter of 2020. To ensure a smooth transition, Mr. Alutto will provide consulting services to the Company from the retirement date until July 31, 2019 (the “Consulting Period”), for which the Company will pay him $50,000 per month. In addition, pursuant to the Agreement, Mr. Alutto will continue to vest, pro rata on a monthly basis during the Consulting Period, with respect to outstanding time-based RSUs and stock options, and with respect to outstanding performance-based RSUs, based on actual Company performance. Pursuant to the Agreement, the period for Mr. Alutto to exercise outstanding vested stock options is extended to May 2, 2020.

Nonqualified Deferred Compensation

Our Board of Directors adopted the Stericycle, Inc. Supplemental Retirement Plan effective for deferrals of compensation on and after April 1, 2017. The Plan applies to directors, management and highly compensated employees of Stericycle, or an applicable Company subsidiary. The Plan is unfunded and designed to be a nonqualified deferred compensation plan in compliance with Section 409A of the Internal Revenue Code.

Under the Plan, a bookkeeping account will be created for each participant. Each year, we will credit a participant’s account with the designated portion of the participant’s compensation that the participant elected to defer for that year (the “Elective Deferral Contributions”) and may credit the participant’s account with a discretionary amount declared by us for that year (the “Company Discretionary Contributions”). Participants may defer up to 80% of salary, bonus and commissions. Earnings on the credited amounts will be based on the performance of various investment funds available under the Plan (and as directed by the participant). Participants may change investment choices daily.

The Plan permits participants to elect to receive distributions, which generally become payable upon a termination of employment or a specified date prior to termination of employment, in either a lump sum or in installments over a period of up to fifteen years. All distributions from the Plan are in cash. The participant will always be fully vested in that portion of the participant’s account attributable to the Elective Deferral Contributions, and will be vested in Company Discretionary Contributions, if any, five years from the date the first Company Discretionary Contribution is credited to the participant’s account subject to the participant’s continued service. Vesting will be accelerated upon a participant’s termination of service due to death or disability or a change in control while the participant is still in service.

The unvested portion of a participant’s account will generally be forfeited upon termination of employment. A participant’s vested interests under the Plan will be forfeited upon a termination of employment for Cause.

The following table summarizes information with respect to the participation of the named executive officers in the Stericycle, Inc. Supplemental Retirement Plan for the fiscal year ended December 31, 2018.

Name	Executive Contributions in FY 2018 ($)(1)	Stericycle Contributions in FY 2018 ($)	Aggregate Earnings in FY 2018 ($)(2)	Aggregate Withdrawals/ Distributions in FY 2018 ($)	Aggregate Balance at 12/31/18 ($)(3)
Charles A. Alutto	10,000	—	(1,358)	—	16,499
Cindy J. Miller	—	—	—	—	—
Daniel V. Ginnetti	—	—	—	—	—
Kurt M. Rogers	—	—	—	—	—
Ruth-Ellen Abdulmassih	—	—	—	—	—
Joseph B. Arnold	—	—	—	—	—
Brenda R. Frank	—	—	—	—	—

(1)	The amount reported in this column is reported as “Salary” in the Summary Compensation Table for the fiscal year ended December 31, 2018.

52	Stericycle, Inc. - 2019 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN-CONTROL

Nonqualified Deferred Compensation

(2)	The amount reported in this column was not reported in the Summary Compensation Table as part of an individual’s compensation for the fiscal year ended December 31, 2018.

(3)	$7,308 was previously reported as compensation in the Summary Compensation Table in previous years.

In fiscal year 2018, the investment options available under the Supplemental Retirement Plan and their respective notional rates of return were as follows:

Deemed Investment Option	Fiscal Year 2018 Cumulative Return
American Balanced Fund	-2.42%
American Capital Income Builder	-6.74%
American Capital World Bond Fund	-1.11%
American Century Inflation Adjusted Bond Fund	-2.27%
American Growth Fund of America	-2.60%
American New Economy Fund	-3.92%
Blackrock High Yield Bond Fund	-2.76%
Columbia Midcap Index Fund	-11.35%
Columbia Quality Income Fund	1.95%
Columbia Small Cap Index Fund	-8.72%
Deutsche Real Estate Securities Fund	-3.08%
Eaton Vance Atlanta Capital SMID-Cap Fund	-5.35%
Franklin Small Cap Growth Fund	-2.33%
Franklin Small Cap Value Fund	-12.30%
Invesco Comstock Fund	-11.88%
Invesco Equally Weighted S&P 500 Fund	-7.78%
Lazard International Strategic Equity Portfolio	-10.35%
Loomis Sayles Core Plus Bond Fund	-0.52%
Lord Abbett Income Fund	-2.41%
MFS International Value Fund	-8.89%
MFS Massachusetts Investors Growth Stock Fund	1.10%
MFS Mid Cap Value Fund	-11.31%
Oppenheimer Global Opportunities Fund	-17.91%
Oppenheimer International Growth Fund	-19.22%
Retirement Reserves Money Fund	1.07%
Van Eck CM Commodity Index Fund	-11.13%
Virtus Vontobel Emerging Markets Opportunities Fund	-14.27%

Stericycle, Inc. - 2019 Proxy Statement	53

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN-CONTROL

Nonqualified Deferred Compensation

CEO Pay Ratio for 2018

We are required to disclose (i) the median of the annual total compensation of our employees (other than our CEO), (ii) the annual total compensation of our CEO, and (iii) the corresponding pay ratio.

We believe our pay ratio is a reasonable estimate, calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. We identified the median employee using our employee population as of December 1, 2017. The employee remained employed with Stericycle through December 31, 2018, and so we have used the same employee in our calculations for 2018. We are a global company with complex operations. As of our initial measurement date of December 1, 2017, we had 23,200 employees in over 21 countries. We have extremely small employee populations in some of these locations, which in the aggregate make up less than 5% of our total workforce. As a result, we excluded employee populations in the following locations when identifying the median employee at the end of 2017:

• Australia—61 employees	• Japan—100 employees
• Austria—1 employee	• Netherlands—35 employees
• Belgium—18 employees	• South Korea—316 employees
• France—91 employees	• Singapore—17 employees
• Germany—110 employees	• South Africa—64 employees
• Ireland—135 employees	• United Arab Emirates—24 employees

We used a consistently applied compensation measure across this employee population to identify the median employee. For our consistently applied compensation measure, we used base salary paid during 2017. The majority of our employees receive base salary (paid on an hourly, weekly, biweekly or monthly basis) and do not participate in any variable incentive plans. Consequently, base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s annual total compensation in the same manner as the CEO in the Summary Compensation Table, except that for both the median employee compensation and CEO compensation we included $14,333.12 related to the Company’s portion of health care insurance premiums and company contributions to HSA accounts.

Our median employee compensation was $59,310.61. Our CEO compensation was $4,133,953.12. Accordingly, our CEO to median employee pay ratio is 70:1.

54	Stericycle, Inc. - 2019 Proxy Statement

ITEM 3    Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for 2019

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

In considering Ernst & Young’s appointment for the 2019 fiscal year, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:

•	Ernst & Young’s historical performance and its recent performance during its engagement for the 2018 fiscal year;

•

Ernst & Young’s capability and expertise in handling engagements with the breadth and complexity of our operations, including its approach to resolving significant accounting and auditing matters and consultations with the firm’s national office;

•	The qualification and experience of key members of the engagement, including the lead audit partner;

•	The quality of Ernst & Young’s communication with the Audit Committee regarding the conduct of the audit and with respect to issues identified in the audit;

•	External data on audit quality and performance, including the most recent Public Company Accounting Oversight Board (PCAOB) reports on Ernst & Young and its peer firms;

•	The appropriateness of Ernst & Young’s fees, on both an absolute basis and as compared to its peer firms; and

•	Ernst & Young’s reputation for integrity and competence in the fields of accounting and auditing.

Ernst & Young has served as our independent registered public accounting firm since 1991. The Audit Committee is responsible for the audit fee negotiations associated with our Company’s retention of Ernst & Young LLP. In order to assure continued auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. In conjunction with the required rotation of Ernst & Young LLP’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of Ernst & Young LLP’s new lead engagement partner. The current lead audit partner was appointed in 2016.

If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board may reconsider its appointment.

We are asking our stockholders to ratify the selection of Ernst & Young LLP, as our independent registered public account firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders as a matter of good corporate governance. The members of the Audit Committee, and the Board believe that the continued retention of Ernst & Young LLP to serve as our Company’s independent registered public accounting firm is in the best interests of our Company and its stockholders.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Proxies solicited by the Board will be so voted unless stockholders specify a different choice.

Stericycle, Inc. - 2019 Proxy Statement	55

ITEM 3 RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2019

Fees Paid to Independent Auditors

The following table shows the aggregate fees paid to Ernst & Young LLP by us for the services it rendered during the fiscal years ended December 31, 2018 and December 31, 2017.

Description of Fees	FY 2018	FY 2017
Audit Fees(1)	$10,240,000	$8,343,000
Audit-Related Fees(2)	1,005,000	1,750,000

Tax Fees(3)	510,700	191,000

All Other Fees(4)	2,300	7,000
TOTAL	$11,758,000	$10,291,000

(1)

Includes fees for the audits of annual consolidated financial statements and internal control over financial reporting, reviews of interim financial statements included in our quarterly reports on Form 10-Q, certain statutory audits and assistance with and review of certain documents and letters filed with the SEC. The increase in audit fees for 2018 compared to 2017 is primarily due to increased services provided relating to remediation of material weaknesses in internal controls over financial reporting.

(2)	Includes fees related to transaction audit and integration services.

(3)	Includes fees related to tax compliance, tax advice and tax planning services.

(4)	Includes fees related to access to online research tools.

Audit Committee Pre-Approval Policies

In accordance with policies adopted by the Audit Committee, all audit and non-audit related services to be performed for us by the independent registered public accounting firm must be approved in advance by the Audit Committee. All of the services Ernst & Young performed for us during 2018 and 2017 were pre-approved by the Audit Committee.

56	Stericycle, Inc. - 2019 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee operates pursuant to a written charter, which is available on the Company’s investor relations website, http://investors.stericycle.com. The Audit Committee is comprised of three directors, all of whom are independent and two of whom (Brian P. Anderson, the Chairman, and Kay G. Priestly), have been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent auditor to audit those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent registered public accounting firm.

In carrying out our oversight responsibility, we review and discuss with both management and the independent auditor all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and the independent auditor the quarterly and annual financial statements for the fiscal year ended December 31, 2018. Our reviews and discussions with the independent auditor included discussions of the matters required to be discussed pursuant to the applicable Public Company Accounting Oversight Board (“PCAOB”) standards, including among other items, the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence from management and the Company. The Audit Committee considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Committee discussed with management significant risks and exposures identified by management, the internal auditors or Ernst & Young LLP, and management’s steps to address such risks.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal audit function and the Company’s independent auditor. The Audit Committee discussed with the internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee met individually with members of management in executive session. The Audit Committee held 15 meetings during fiscal year 2018.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance, tenure and independence of the Company’s independent auditor and determines whether to re-engage the current independent auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent auditor for 2019. Ernst & Young LLP has been the independent auditor for the Company since 1991. The members of the Audit Committee and the Board believe that, due to Ernst & Young’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Ernst & Young LLP to serve as the Company’s independent auditor. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the independent auditors.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee

Brian P. Anderson, Chairman

Veronica M. Hagen

Kay G. Priestly

Stericycle, Inc. - 2019 Proxy Statement	57

ITEM 4    Stockholder Proposal Entitled Special Shareholder Meeting Improvement

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a beneficial owner of 50 shares of our common stock, has submitted the following resolution for consideration by stockholders:

Proposal 4 – Special Shareholder Meeting Improvement

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board’s current power to call a special meeting.

Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences and SunEdison in 2013.

Scores of Fortune 500 companies allow a more practical 10% of shares to call a special meeting compared to the entrenchment requirement of Stericycle. SRCL shareholders do not have the full right to call a special meeting that is available under state law.

In fact we now have a sad joke of a right to call a special meeting.

At Stericycle it would take 25% of shares (instead of 10%) and then all shares held for less than one continuous year would be disqualified. Thus in order to obtain the 25% requirement it could take the holders of 51% of SRCL shares (minus perhaps 26% of shares that were held for less than one continuous year) to obtain the 25% that represented one-year of continuous holdings. In other words it could take 51% of shares to go to the onerous trouble to initiate a special meeting in which the same 51% of shares could take action.

The 2018 version of this proposal received 43% support. The support would have been higher if all shareholders had access to independent proxy voting advice.

A more practical shareholder right to call a special meeting would put shareholders in a better position to ask for improvements in our board of directors.

For instance, Mark Miller had long-tenure of 26-years. Long-tenure can seriously erode director independence. Independence is a priceless attribute in a director from a shareholder perspective. Mr. Miller received 19% in negative votes compare to another Stericycle director who received 3% in negative votes.

Other directors with excessive negative votes included:

Brian Anderson (25%)

Charles Allutto (CEO – 14%)

Thomas Brown (16%)

Thomas Chen (45%)

In the year leading up to the due date for this proposal Stericycle stock fell from $66 to $47. Meanwhile there is a long-term problem with fraud:

A $295 million settlement was reached on behalf of a nationwide class of Stericycle customers, following a class-action lawsuit accusing the company of engaging in a price-increasing scheme that automatically inflated customers’ bills up to 18% biannually, November 2018.

Stericycle agreed to pay $26 million to settle a lawsuit claiming it engaged in years of fraudulent price increases to school districts, police departments and municipalities in 12 states, October 2015.

A more practical shareholder right to call a special meeting would put shareholders in a better position to demand that the Board seek directors with better skills and ethics.

Please vote yes:

Special Shareholder Meeting Improvement – Proposal 4

58	Stericycle, Inc. - 2019 Proxy Statement

ITEM 4 STOCKHOLDER PROPOSAL

THE COMPANY’S STATEMENT IN OPPOSITION

The Board of Directors has again carefully considered this proposal and believes this proposal is unnecessary and not in the best interests of our stockholders. The Board regularly reviews the company’s governance practices and believes that we have solid and efficient mechanisms in place to allow stockholders to communicate with the Board and bring items to its attention, including at annual and special stockholders’ meetings. Consequently, the Board of Directors recommends that you vote AGAINST this proposal for the reasons described below.

Stericycle’s current ownership threshold balances the preservation of this important stockholder right with the financial and administrative burdens that would result from misuse of the process by a small minority of stockholders with narrow interests.

Convening a special meeting of stockholders is a significant undertaking that requires a substantial commitment of time and financial resources. The Board and management would also be required to divert time from the business to prepare for and conduct the meeting. Because of these burdens and costs, special stockholder meetings should be extraordinary events that occur only when there are urgent and important strategic matters or profound fiduciary concerns. The current threshold of at least 25% of our company’s issued and outstanding shares of common stock allows stockholders owning a reasonable minority of our company’s shares to call special meetings while preventing a small minority of stockholders from calling special meetings that would use corporate resources on proposals that may not reflect the best interests of our company and the broader stockholder base. If the proposal were adopted, a small minority of stockholders – potentially with narrow, short-term interests – could call special meetings to present proposals that are unlikely to garner significant support, without regard to how the costs and other burdens might impact the Company’s future success or the interests of the vast majority of stockholders.

Stericycle is committed to stockholder engagement and sound governance practices.

Company leaders meet regularly with stockholders to discuss our strategy, operational performance and business practices. We also meet with stockholders to share perspectives on corporate governance, executive compensation and sustainability matters, among other topics. We strongly believe that this commitment to ongoing dialogue with our stockholders, together with practices such as annual Director elections, a “proxy access” right for nominating Directors, no supermajority voting provisions, and our stockholders’ existing right to call special meetings protects stockholder rights without the expense and risk associated with a lower special meeting threshold.

Stericycle continues to enhance its corporate governance practices.

Our company has made a number of corporate governance enhancements in recent years. The Board added two new directors, both with extensive business transformation experience, in 2018. This continues the Board’s refreshment efforts, with a majority of the Board consisting of new independent directors added in the last five years and ensuring that the Board has the right expertise to execute on our company’s strategic vision. The Board appointed new chairs of the Audit, Compensation and Nominating & Governance Committees in recent years. Our Board enhanced its diversity through the addition of a number of diverse members over the last five years. The Board of Directors is also leveraging a competency and skills matrix to guide evolution of the composition of the Board. In addition, our Nominating & Governance Committee regularly evaluates the structure of the Board of Directors and makes recommendations to the Board of Directors regarding potential governance changes.

For the reasons set forth above, the proposal is neither necessary nor in stockholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

Stericycle, Inc. - 2019 Proxy Statement	59

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of common stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2020 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 12, 2019. Stockholder proposals for inclusion in our proxy statement must comply with the rules of the SEC in order to be included and should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2020 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 23, 2020 and no later than February 22, 2020.

Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2020 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Secretary of the Company no earlier than the close of business on November 12, 2019, and no later than the close of business on December 12, 2019.

60	Stericycle, Inc. - 2019 Proxy Statement

APPENDIX A Definition and Reconciliation of Non-GAAP Measures

Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Earnings Before Interest, and Tax (“Adjusted EBIT”) is Income from operations excluding specified items outlined in the table below. Management believes the adjusted financial measures represent the amounts directly related to the ongoing operations of the business and uses these measures in evaluating performance. All adjusted financial measures are intended to supplement the applicable U.S. GAAP measures and should not be considered in isolation from, or a replacement for, financial measures prepared in accordance with U.S. GAAP and may not be comparable to or calculated in the same manner as Non-GAAP financial measures published by other companies.

The company calculates Adjusted Return on Invested Capital (“ROIC”) by dividing Adjusted Net Operating Profit after Tax (“NOPAT”) by the average of the prior two year ending amounts for Invested Capital. Stericycle uses the following calculation for Invested Capital: Total Assets less Cash and Equivalents, less Short Term Investments, less Current Liabilities, plus Current Portion of Long Term Debt. “NOPAT” is calculated by reducing “Adjusted EBIT” (referenced above) by Intangible Amortization and current year acquisitions and multiplying by (1 – Adjusted Tax Rate) plus Intangible Amortization. The adjusted tax rate is calculated by dividing the Pre-tax Book Income excluding specified items outlined in table below by Income Tax Benefit/(Expense) plus the tax impact of the specified items (referenced above). In order to normalize the “ROIC” equation for the fact that Intangible Amortization is added back to “NOPAT”, the Accumulated Amortization of Intangible Assets is also added back to the average Invested Capital.

Adjusted Earnings Before Interest and Tax (“Adjusted EBIT”)

	Q1	Q2	Q3	Q4	Total
Income from Operations US GAAP	54.1	62.4	68.3	(345.9)	(161.1)
Business Transformation	22.1	21.8	21.0	17.7	82.6
Intangible Amortization	31.9	32.9	31.8	33.7	130.3
Acquisition and Integration	4.1	1.8	1.6	2.3	9.8
Operational Optimization	8.9	7.0	3.6	9.9	29.4
Divestitures	4.1	13.0	2.0	1.4	20.5
Litigation, Settlements, and Regulatory Compliance	27.5	16.4	17.3	32.0	93.2
Impairment	0.0	0.0	0.0	385.2	385.2
Other	5.8	2.9	6.2	14.2	29.1
Income from Operations (Adjusted)	158.5	158.2	151.8	150.5	619.0
Depreciation	30.8	32.7	32.1	30.0	125.6
EBITDA (Adjusted)	189.3	190.9	183.9	180.5	744.6

Stericycle, Inc. - 2019 Proxy Statement	61

APPENDIX A DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

Adjusted Return on Invested Capital (“ROIC”)

2018 Total
Net Operating Profit After Tax (“NOPAT”)

Income from Operations US GAAP	(161.1)

Business Transformation	82.6

Acquisition and Integration	9.8

Operational Optimization	29.4

Divestitures	20.5

Litigation, Settlements, and Regulatory Compliance	93.2

Impairment	385.2

Other	29.1

Current Year Acquisitions	(3.4)

Net Operating Profit Before Tax	485.4

Pre-tax Book Income	(275.4)

Adjustments	780.2

Pre-tax Book Income (Adjusted)	504.8

Tax (Benefit)/Expense	(29.8)

Tax Impact of Adjustments	155.6

Adjusted Tax Benefit/Expense	125.8

Tax Rate as Reported	10.8%

Tax Rate Adjusted	24.6%

Net Operating Profit After Tax	368.5

Intangible Amortization	130.3

NOPAT	498.8

Invested Capital

	2017 Total	2018 Total
Total Assets	6,988.3	6,455.5

less: Cash	(42.2)	(34.3)

less: Short Term Investments	(0.1)	0.0

less: Current Liabilities	(969.4)	(733.2)

plus: Current Portion of Long Term Debt	119.5	104.3

Invested Capital	6,096.1	5,792.3

Average Invested Capital (2017 and 2018)		5,944.2

plus: Accumulated Amortization		499.9

Invested Capital		6,444.1

Return on Invested Capital (“ROIC”)		7.7%

62	Stericycle, Inc. - 2019 Proxy Statement

APPENDIX A DEFINITION AND RECONCILIATION OF NON-GAAP MEASURES

Adjusted EPS	Year Ended December 31, 2018 (Loss) Earnings Per Share
U.S. GAAP EPS	$(2.91)
Adjustments:
Business Transformation	0.71
Intangible Amortization	1.12
Acquisition and Integration	0.09
Operational Optimization	0.26
Divestitures	0.18
Litigation, Settlements and Regulatory Compliance	0.85
Impairment	3.62
Other	0.29
Capital Allocation	0.14
U.S. Tax Reform	0.10
Adjusted EPS	$ 4.45

Stericycle, Inc. - 2019 Proxy Statement	63

2019 PROXY STATEMENT

Stericycle’s Global

Sustainability Highlights

Stericycle provides essential sustainability services that help protect communities from harmful wastes, enable recycling and alternative use opportunities, and lead to greater consumer safety and satisfaction. Here is a sample of the global annual impact we made in 2018 to protect what matters:

Medical Waste Management 1.8 BILLION POUNDS of Medical Waste Safely Treated	Secure Information Destruction 1.5 BILLION POUNDS of Paper Recycled

Pharmaceutical Waste Disposal 85 MILLION POUNDS of Drugs Safely Disposed	Hazardous Waste Service 1.2 BILLION POUNDS of RCRA Wastes Properly Managed

Sharps Management 56 MILLION POUNDS of Plastic Diverted from Landfills	Sustainable Solutions 84 MILLION POUNDS of Wastes Diverted from Landfills

Maritime Solutions 83 MILLION POUNDS of Maritime Wastes Diverted from Landfills

Learn more about our sustainability efforts at

stericycle.com/about-us/sustainability.

28161 N. Keith Drive Lake Forest, IL 60045 800-643-0240 | stericycle.com 2019 Stericycle, Inc. All rights reserved.

STERICYCLE, INC. 28161 NORTH KEITH DRIVE LAKE FOREST, IL 60045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 21, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 21, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E72384-P17486 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERICYCLE, INC.
The Board of Directors recommends you vote FOR all nominees for director, FOR Items 2 and 3, and AGAINST Item 4.
1.	Election of Directors	For	Against	Abstain
	1a. Robert S. Murley	☐	☐	☐			For	Against	Abstain
	1b. Cindy J. Miller	☐	☐	☐	1i. Kay G. Priestly		☐	☐	☐
	1c. Brian P. Anderson	☐	☐	☐	1j. Mike S. Zafirovski		☐	☐	☐
	1d. Lynn D. Bleil 1e. Thomas F. Chen 1f. J. Joel Hackney, Jr. 1g. Veronica M. Hagen 1h. Stephen C. Hooley	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	2. Advisory vote to approve executive compensation		☐	☐	☐
					3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019		☐	☐	☐
					4. Stockholder proposal entitled Special Shareholder Meeting Improvement		☐	☐	☐
NOTE: This proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

For address changes, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
E72385-P17486

STERICYCLE, INC.

2019 ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 22, 2019 at 8:30 a.m. Central Daylight Time

Loews Chicago O’Hare Hotel

5300 N. River Road

Rosemont, Illinois 60018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I or we hereby appoint each of Brian P. Anderson, Lynn D. Bleil and Mike S. Zafirovski (the “proxies”) as my or our proxy, each with the power to appoint his or her substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on March 28, 2019 at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 22, 2019 at 8:30 a.m. Central Daylight Time, at the Loews Chicago O’Hare Hotel, 5300 N. River Road, Rosemont, Illinois 60018, and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the 10 nominees for election as a director (Item 1), FOR the advisory vote to approve executive compensation (Item 2), FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 (Item 3), and AGAINST the stockholder proposal entitled Special Shareholder Meeting Improvement (Item 4). This Proxy will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)